UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a)

OF THE SECURITIES EXCHANGE ACT OF 1934

(Amendment No.    )

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☐ Preliminary Proxy Statement

☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒ Definitive Proxy Statement

☐ Definitive Additional Materials

☐ Soliciting Material Pursuant to §240.14a-2

POLYCOM, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF 2012 ANNUAL MEETING OF STOCKHOLDERS

May 24, 2012

To Polycom Stockholders:

Notice is hereby given that the 2012 Annual Meeting of Stockholders (the “2012 Annual Meeting”) of Polycom, Inc., a Delaware corporation, will be held on Thursday, May 24, 2012, at 10:00 a.m., Pacific time, at Polycom’s Executive Briefing Center located at 5201 Great America Parkway, 5th Floor, Suite 520, Santa Clara, California 95054, for the following purposes:

1.	To elect the seven directors listed in the accompanying proxy statement to serve for the ensuing year and until their successors are duly elected and qualified.

2.	To approve Polycom’s Amended and Restated Performance Bonus Plan.

3.	To conduct a non-binding advisory vote to approve executive compensation.

4.	To ratify the appointment of PricewaterhouseCoopers LLP as Polycom’s independent registered public accounting firm for the fiscal year ending December 31, 2012.

5.	To transact such other business as may properly come before the meeting or any adjournment thereof.

The preceding items of business are more fully described in the proxy statement accompanying this notice. Any action on the items of business described above may be considered at the 2012 Annual Meeting at the time and on the date specified above or at any time and date to which the 2012 Annual Meeting may be properly adjourned or postponed.

This year we are again taking advantage of a U.S. Securities and Exchange Commission rule that allows us to furnish our proxy materials over the Internet to all of our stockholders rather than in paper form. We believe that this delivery process reduces our environmental impact and lowers the costs of printing and distributing our proxy materials without impacting our stockholders’ timely access to this important information. Accordingly, stockholders of record at the close of business on March 30, 2012, will receive a Notice of Internet Availability of Proxy Materials and may vote at the 2012 Annual Meeting (the “Notice of Internet Availability”) and any postponements or adjournments of the meeting. The Notice of Internet Availability is being distributed to stockholders on or about April 9, 2012.

Your vote is very important. Whether or not you plan to attend the 2012 Annual Meeting, we encourage you to read the proxy statement and vote as soon as possible. For specific instructions on how to vote your shares, please refer to the section entitled “Questions and Answers About the 2012 Annual Meeting and Procedural Matters” and the instructions on the Notice of Internet Availability.

All stockholders are cordially invited to attend the 2012 Annual Meeting in person. Any stockholder attending the 2012 Annual Meeting may vote in person even if such stockholder has previously voted by another method, and any previous votes that were submitted by the stockholder, whether by Internet, telephone or mail, will be superseded by the vote that such stockholder casts at the 2012 Annual Meeting.

Thank you for your ongoing support of Polycom.

By Order of the Board of Directors of Polycom, Inc.

Andrew M. Miller Chief Executive Officer, President and Director

PROXY STATEMENT

FOR 2012 ANNUAL MEETING OF STOCKHOLDERS

Page
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 24, 2012	1

QUESTIONS AND ANSWERS ABOUT THE 2012 ANNUAL MEETING AND PROCEDURAL MATTERS	1

Why am I receiving these proxy materials?	1

Where is the 2012 Annual Meeting?	1

Can I attend the 2012 Annual Meeting?	2

Who is entitled to vote at the 2012 Annual Meeting?	2

What is the difference between holding shares as a stockholder of record or as a beneficial owner?	2

How can I vote my shares in person at the 2012 Annual Meeting?	2

How can I vote my shares without attending the 2012 Annual Meeting?	2

How many shares must be present or represented to conduct business at the 2012 Annual Meeting?	3

What proposals will be voted on at the 2012 Annual Meeting?	3

What are the voting requirements to approve each of the proposals?	4

How are votes counted?	4

How does the Board of Directors recommend that I vote?	4

What happens if additional matters are presented at the 2012 Annual Meeting?	5

Can I change my vote?	5

What happens if I decide to attend the 2012 Annual Meeting but I have already voted or submitted a proxy card covering my shares?	5

What should I do if I receive more than one set of voting materials?	5

Is my vote confidential?	5

Who will serve as inspector of election?	6

Where can I find the voting results of the 2012 Annual Meeting?	6

Who will bear the cost of soliciting votes for the 2012 Annual Meeting?	6

What is the deadline to propose actions for consideration at next year’s annual meeting of stockholders or to nominate individuals to serve as directors?	6

How may I obtain a separate copy of the Notice of Internet Availability or the 2011 Annual Report?	7

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POLYCOM, INC.

4750 Willow Road

Pleasanton, California 94588

PROXY STATEMENT

FOR 2012 ANNUAL MEETING OF STOCKHOLDERS

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 24, 2012

The proxy statement and annual report to stockholders are available at www.edocumentview.com/plcm.

In accordance with rules and regulations adopted by the U.S. Securities and Exchange Commission (the “SEC”), we are pleased to provide access to our proxy materials over the Internet to all of our stockholders rather than in paper form. Accordingly, a Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”) will be mailed to our stockholders on or about April 9, 2012. Stockholders will have the ability to access the proxy materials on a website at www.edocumentview.com/plcm or request a printed set of the proxy materials be sent to them, by following the instructions in the Notice of Internet Availability. By furnishing a notice and providing access to our proxy materials by the Internet, we are lowering the costs and reducing the environmental impact of our annual meeting.

The Notice of Internet Availability will also provide instructions on how you may request that we send future proxy materials to you electronically by email or in printed form by mail. If you choose to receive future proxy materials by email, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by email or in printed form by mail will remain in effect until you terminate it. We encourage you to choose to receive future proxy materials by email, which will allow us to provide you with the information you need in a more timely manner, will save us the cost of printing and mailing documents to you and will conserve natural resources.

QUESTIONS AND ANSWERS ABOUT THE 2012 ANNUAL MEETING

AND PROCEDURAL MATTERS

Q:	Why am I receiving these proxy materials?

A:	The Board of Directors of Polycom, Inc. (the “Board”) is providing these proxy materials to you in connection with the solicitation of proxies for use at Polycom’s 2012 Annual Meeting of Stockholders (the “2012 Annual Meeting”) to be held Thursday, May 24, 2012, at 10:00 a.m., Pacific time, and at any adjournment or postponement thereof, for the purpose of considering and acting upon the matters set forth in this proxy statement. These proxy materials are being distributed and made available to you on or about April 9, 2012. As a stockholder, you are invited to attend the 2012 Annual Meeting and are requested to vote on the proposals described in this proxy statement.

Q:	Where is the 2012 Annual Meeting?

A:

The 2012 Annual Meeting will be held at Polycom’s Executive Briefing Center located at 5201 Great America Parkway, 5th Floor, Suite 520, Santa Clara, California 95054. Stockholders may request directions to our Executive Briefing Center in order to attend the 2012 Annual Meeting by calling (925) 924-5907.

Q:	Can I attend the 2012 Annual Meeting?

A:	You are invited to attend the 2012 Annual Meeting if you were a stockholder of record or a beneficial owner as of March 30, 2012 (the “Record Date”). You should bring photo identification for entrance to the 2012 Annual Meeting. The meeting will begin promptly at 10:00 a.m., Pacific time, and you should leave ample time for the check-in procedures.

Q:	Who is entitled to vote at the 2012 Annual Meeting?

A:	You may vote your shares of Polycom common stock if our records show that you owned your shares of common stock at the close of business on the Record Date. At the close of business on the Record Date, there were 178,269,846 shares of Polycom common stock outstanding and entitled to vote at the 2012 Annual Meeting. You may cast one vote for each share of common stock held by you as of the Record Date on all matters presented.

Q:	What is the difference between holding shares as a stockholder of record or as a beneficial owner?

A:	If your shares are registered directly in your name with Polycom’s transfer agent, Computershare Trust Company, N.A., you are considered, with respect to those shares, the “stockholder of record,” and the Notice of Internet Availability has been sent directly to you by Polycom. As the stockholder of record, you have the right to grant your voting proxy directly to Polycom or to a third party, or to vote in person at the 2012 Annual Meeting.

If your shares are held by a brokerage account or by a bank or another nominee, you are considered the “beneficial owner” of shares held in “street name,” and the Notice of Internet Availability has been forwarded to you by your broker, trustee or nominee who is considered, with respect to those shares, the stockholder of record. As a beneficial owner, you have the right to direct your broker, trustee or nominee as to how to vote your shares. Please refer to the voting instruction card provided by your broker, trustee or nominee. You are also invited to attend the 2012 Annual Meeting. However, because a beneficial owner is not the stockholder of record, you may not vote these shares in person at the 2012 Annual Meeting unless you obtain a “legal proxy” from the broker, trustee or nominee that holds your shares, giving you the right to vote the shares at the 2012 Annual Meeting.

Q:	How can I vote my shares in person at the 2012 Annual Meeting?

A:	Shares held in your name as the stockholder of record may be voted in person at the 2012 Annual Meeting. Shares held beneficially in street name may be voted in person at the 2012 Annual Meeting only if you obtain a “legal proxy” from the broker, trustee or nominee that holds your shares giving you the right to vote the shares. Even if you plan to attend the 2012 Annual Meeting, we recommend that you also submit your vote as instructed on the Notice of Internet Availability and below, so that your vote will be counted even if you later decide not to attend the 2012 Annual Meeting.

Q:	How can I vote my shares without attending the 2012 Annual Meeting?

A:	Whether you hold shares directly as the stockholder of record or beneficially in street name, you may direct how your shares are voted without attending the 2012 Annual Meeting. For instructions on how to vote by proxy, please refer to the instructions below and those included on the Notice of Internet Availability or, for shares held beneficially in street name, the voting instructions provided to you by your broker, trustee or nominee.

By Internet—Stockholders of record of Polycom common stock with Internet access may submit proxies by following the “Vote by Internet” instructions on the Notice of Internet Availability until 11:59 p.m., Eastern time, on May 23, 2012. If you are a beneficial owner of Polycom common stock held in street name, please check the voting instructions provided by your broker, trustee or nominee for Internet voting availability.

By telephone—Stockholders of record of Polycom common stock who live in the United States or Canada may submit proxies by following the “Vote by Telephone” instructions on the Notice of Internet Availability until 11:59 p.m., Eastern time, on May 23, 2012. If you are a beneficial owner of Polycom common stock held in street name, please check the voting instructions provided by your broker, trustee or nominee for telephone voting availability.

By mail—Stockholders of record of Polycom common stock may request a paper proxy card from Polycom by following the procedures outlined in the Notice of Internet Availability. If you elect to vote by mail, please indicate your vote by completing, signing and dating the proxy card where indicated and by returning it in the prepaid envelope that will be included with the proxy card. Proxy cards submitted by mail must be received by the time of the meeting in order for your shares to be voted. Polycom stockholders who hold shares beneficially in street name may vote by mail by completing, signing and dating the voting instructions provided by their brokers, trustees or nominees and mailing them in the accompanying pre-addressed envelopes.

Q:	How many shares must be present or represented to conduct business at the 2012 Annual Meeting?

A:	The presence of the holders of a majority of the shares entitled to vote at the 2012 Annual Meeting is necessary to constitute a quorum at the 2012 Annual Meeting. Such stockholders are counted as present at the meeting if (1) they are present in person at the 2012 Annual Meeting or (2) have properly submitted a proxy by voting their shares as discussed above.

Under the General Corporation Law of the State of Delaware, abstentions and broker “non-votes” are counted as present and entitled to vote and are, therefore, included for the purposes of determining whether a quorum is present at the 2012 Annual Meeting.

A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner.

Q:	What proposals will be voted on at the 2012 Annual Meeting?

A:	The proposals scheduled to be voted on at the 2012 Annual Meeting are:

•	The election of seven directors to serve for the ensuing year and until their successors are duly elected and qualified;

•	The approval of Polycom’s Amended and Restated Performance Bonus Plan;

•	The non-binding advisory vote on executive compensation; and

•	The ratification of the appointment of PricewaterhouseCoopers LLP as Polycom’s independent registered public accounting firm for the fiscal year ending December 31, 2012.

Q:	What are the voting requirements to approve each of the proposals?

A:	The voting requirements to approve each of the proposals are as follows:

•

Polycom’s bylaws and Corporate Governance Policies provide for a majority voting standard in uncontested elections of directors (i.e., the number of candidates for election as directors does not exceed the number of directors to be elected). Therefore, each nominee for election or reelection to the Board who receives more votes cast for than against his or her election or reelection will be elected or reelected to the Board (Proposal One).

If an incumbent director fails to receive the required vote for reelection, the Board expects such director to tender his or her resignation. The Corporate Governance and Nominating Committee will act on an expedited basis to determine whether to accept the director’s resignation and will submit such recommendation for consideration by the Board. The Board will determine whether to accept or reject such resignation within 90 days from the certification of the election results.

•

The affirmative vote of a majority of votes present in person or represented by proxy and entitled to vote is required to approve Polycom’s Amended and Restated Performance Bonus Plan (Proposal Two) and the advisory vote on Polycom’s executive compensation (Proposal Three) and to ratify the appointment of PricewaterhouseCoopers LLP as Polycom’s independent registered public accounting firm (Proposal Four).

Q:	How are votes counted?

A:	You may vote “FOR,” “AGAINST” or “ABSTAIN” on each of the nominees for election as director (Proposal One). A nominee for director must receive more votes “FOR” than “AGAINST.” If you hold shares through a bank, broker or other holder of record, you must instruct your bank, broker or other holder of record how to vote so that your vote can be counted on this proposal. Abstentions and broker non-votes will not be counted as voted and therefore will not affect the outcome of the election.

You may vote “FOR,” “AGAINST” or “ABSTAIN” on the proposals to approve the Amended and Restated Performance Bonus Plan (Proposal Two); the advisory vote on Polycom’s executive compensation (Proposal Three); and the ratification of the appointment of PricewaterhouseCoopers LLP as Polycom’s independent registered public accounting firm (Proposal Four). Abstentions are deemed to be votes cast and have the same effect as a vote against these proposals. However, broker non-votes are not deemed to be entitled to vote and, therefore, are not included in the tabulation of the voting results on these proposals.

All shares entitled to vote and represented by properly executed proxies received prior to the 2012 Annual Meeting (and not revoked) will be voted at the 2012 Annual Meeting in accordance with the instructions indicated. If you submit a proxy via the Internet, by telephone or by mail and do not make voting selections, the shares represented by that proxy will be voted as recommended by the Board.

Q:	How does the Board of Directors recommend that I vote?

A:	The Board of Directors recommends that you vote your shares:

•	“FOR” the seven nominees for election as directors (Proposal One);

•	“FOR” the approval of Polycom’s Amended and Restated Performance Bonus Plan (Proposal Two);

•	“FOR” the approval of the compensation of Polycom’s named executive officers (Proposal Three); and

•	“FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as Polycom’s independent registered public accounting firm for the fiscal year ending December 31, 2012 (Proposal Four).

Q:	What happens if additional matters are presented at the 2012 Annual Meeting?

A:	If any other matters are properly presented for consideration at the 2012 Annual Meeting, including, among other things, consideration of a motion to adjourn the 2012 Annual Meeting to another time or place (including, without limitation, for the purpose of soliciting additional proxies), the persons named as proxy holders, Andrew M. Miller and Sayed M. Darwish, or either of them, will have discretion to vote on those matters in accordance with their best judgment. Polycom does not currently anticipate that any other matters will be raised at the 2012 Annual Meeting.

Q:	Can I change my vote?

A:	Subject to any rules your broker, trustee or nominee may have, you may change your proxy instructions at any time before your proxy is voted at the 2012 Annual Meeting.

If you are the stockholder of record, you may change your vote (1) by granting a new proxy bearing a later date (which automatically revokes the earlier proxy) using any of the methods described above (and until the applicable deadline for each method), (2) by providing a written notice of revocation to Polycom’s Corporate Secretary at Polycom, Inc., 4750 Willow Road, Pleasanton, California 94588 prior to your shares being voted, or (3) by attending the 2012 Annual Meeting and voting in person. Attendance at the meeting will not cause your previously granted proxy to be revoked unless you specifically so request.

If you are a beneficial owner of shares held in street name, you may change your vote by (1) submitting new voting instructions to your broker, trustee or nominee or (2) if you have obtained a legal proxy from the broker, trustee or nominee that holds your shares giving you the right to vote your shares, by attending the 2012 Annual Meeting and voting in person.

Q:	What happens if I decide to attend the 2012 Annual Meeting but I have already voted or submitted a proxy card covering my shares?

A:	Subject to any rules your broker, trustee or nominee may have, you may attend the 2012 Annual Meeting and vote in person even if you have already voted or submitted a proxy card. Any previous votes that were submitted by you will be superseded by the vote you cast at the 2012 Annual Meeting. Please be aware that attendance at the 2012 Annual Meeting will not, by itself, revoke a proxy.

If a broker, trustee or nominee beneficially holds your shares in street name and you wish to attend the 2012 Annual Meeting and vote in person, you must obtain a legal proxy from the broker, trustee or nominee that holds your shares giving you the right to vote the shares.

Q:	What should I do if I receive more than one set of voting materials?

A:	You may receive more than one set of voting materials, including multiple copies of proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you may receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a stockholder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card or voting instruction card that you receive to ensure that all your shares are voted.

Q:	Is my vote confidential?

A:

Proxy instructions, ballots and voting tabulations that identify individual stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within Polycom or to third parties, except: (1) as necessary to meet applicable legal requirements, (2) to allow for the tabulation of votes and certification of the vote and (3) to facilitate a successful proxy solicitation. Occasionally, stockholders provide written comments on their proxy cards, which may be forwarded to Polycom management.

Q:	Who will serve as inspector of election?

A:	The inspector of election will be Computershare Trust Company, N.A.

Q:	Where can I find the voting results of the 2012 Annual Meeting?

A:	We intend to announce preliminary voting results at the 2012 Annual Meeting and will publish final results in a Current Report on Form 8-K, which will be filed with the SEC within four (4) business days of the 2012 Annual Meeting.

Q:	Who will bear the cost of soliciting votes for the 2012 Annual Meeting?

A:	We will pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials and soliciting votes. We may reimburse brokerage firms, custodians, nominees, fiduciaries and other persons representing beneficial owners for their reasonable expenses in forwarding solicitation material to such beneficial owners. Our directors, officers and employees may also solicit proxies in person or by other means of communication. Such directors, officers and employees will not be additionally compensated but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation. We have retained The Proxy Advisory Group LLC to aid in the solicitation of proxies from certain brokers, bank nominees and other institutional owners for an estimated fee of $10,000 plus reasonable out-of-pocket expenses.

If you choose to access the proxy materials and/or vote over the Internet, you are responsible for Internet access charges you may incur. If you choose to vote by telephone, you are responsible for telephone charges you may incur.

Q:	What is the deadline to propose actions for consideration at next year’s annual meeting of stockholders or to nominate individuals to serve as directors?

A:	You may submit proposals, including recommendations of director candidates, for consideration at future stockholder meetings.

For inclusion in Polycom’s proxy materials—Stockholders may present proper proposals for inclusion in Polycom’s proxy statement and for consideration at the next annual meeting of stockholders by submitting their proposals in writing to Polycom’s Corporate Secretary in a timely manner. In order to be included in the proxy statement for the 2013 annual meeting of stockholders, stockholder proposals must be received by Polycom’s Corporate Secretary no later than December 10, 2012, and must otherwise comply with the requirements of Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

To be brought before annual meeting—In addition, Polycom’s bylaws establish an advance notice procedure for stockholders who wish to present certain matters before an annual meeting of stockholders.

In general, nominations for the election of directors may be made (1) by or at the direction of the Board, or (2) by a stockholder who has delivered written notice to Polycom’s Secretary within the Notice Period (as defined below) and who was a stockholder at the time of such notice and as of the record date. The notice must contain specified information about the nominees and about the stockholder proposing such nominations.

Polycom’s bylaws also provide that the only business that may be conducted at an annual meeting is business that is (1) specified in the notice of meeting given by or at the direction of the Board, (2) properly brought before the meeting by or at the direction of the Board or (3) properly brought before the meeting by a stockholder who has delivered written notice to Polycom’s Corporate Secretary within the Notice Period (as defined below) and who was a stockholder at the time of such notice and as of the record date. The notice must contain specified information about the matters to be brought before such meeting and about the stockholder proposing such matters.

The “Notice Period” is defined as that period not less than 45 days nor more than 75 days prior to the one year anniversary of the date on which Polycom mailed its proxy materials to stockholders in connection with the previous year’s annual meeting of stockholders. As a result, the Notice Period for the 2013 annual meeting of stockholders will start on January 24, 2013 and end on February 23, 2013.

If a stockholder who has notified Polycom of his or her intention to present a proposal at an annual meeting does not appear to present his or her proposal at such meeting, Polycom need not present the proposal for vote at such meeting.

A copy of the full text of the bylaw provisions discussed above may be obtained by writing to Polycom’s Corporate Secretary at our principal executive offices located at 4750 Willow Road, Pleasanton, CA 94588 or by accessing Polycom’s filings on the SEC’s website at www.sec.gov. All notices of proposals by stockholders, whether or not included in Polycom’s proxy materials, should be sent to Polycom’s Corporate Secretary at our principal executive offices.

Q:	How may I obtain a separate copy of the Notice of Internet Availability or the 2011 Annual Report?

A:	If you share an address with another stockholder, each stockholder may not receive a separate copy of the Notice of Internet Availability and 2011 Annual Report. Stockholders may request to receive separate or additional copies of the Notice of Internet Availability and 2011 Annual Report by calling (925) 924-5907 or by writing to Polycom, Inc., 4750 Willow Road, Pleasanton, California 94588, Attention: Investor Relations. Stockholders who share an address and receive multiple copies of the Notice of Internet Availability and 2011 Annual Report can also request to receive a single copy by following the instructions above.

PROPOSAL ONE

ELECTION OF DIRECTORS

General

Polycom’s Board of Directors currently has seven authorized directors. Accordingly, seven directors are to be elected to the Board at the 2012 Annual Meeting, all of whom have been nominated by the Board following the recommendation for nomination by the Corporate Governance and Nominating Committee, and all of whom are currently serving as directors of Polycom. All nominees were elected by the stockholders at last year’s annual meeting.

Each director holds office until the next annual meeting of stockholders or until that director’s successor is duly elected and qualified. Each person nominated for election has agreed to serve if elected, and management has no reason to believe that any nominee will be unavailable to serve. In the event any nominee is unable or declines to serve as a director at the time of the 2012 Annual Meeting, the proxies will be voted for any nominee who may be proposed by the Corporate Governance and Nominating Committee and designated by the present Board to fill the vacancy. Unless otherwise instructed, the proxy holders will vote the proxies received by them FOR the nominees named below. Your proxies cannot be voted for a greater number of persons than the number of nominees named in this proxy statement.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE

FOR THE ELECTION OF THE NOMINEES LISTED BELOW.

Nominees

The names of the nominees for director, their ages, their positions with Polycom and other biographical information as of March 31, 2012, are set forth below. There are no family relationships among any of Polycom’s directors or executive officers. Beneath the biographical details of each nominee or director listed below, we have also detailed the specific experience, qualifications, attributes or skills of each nominee or director that led the Board to conclude that each nominee or director should serve on the Board.

Name	Age	Position
Andrew M. Miller	52	Chief Executive Officer, President and Director
Betsy S. Atkins (2)(3)	56	Director
David G. DeWalt (2)	47	Chairman of the Board of Directors
John A. Kelley, Jr. (1)(3)	62	Director
D. Scott Mercer (1)(3)	61	Director
William A. Owens (2)	71	Director
Kevin T. Parker (1)	52	Director

(1)	Member of Audit Committee
(2)	Member of Compensation Committee
(3)	Member of Corporate Governance and Nominating Committee

Director Qualifications and Diversity

We have adopted a policy for evaluating director candidates, which is described in more detail in the “Corporate Governance” section under the heading “Process for Recommending Candidates for Election to the Board of Directors” on page 24 below. Under this policy, the Corporate Governance and Nominating Committee considers issues such as character, judgment, diversity, age, expertise, business experience, length of service, independence, other commitments and the like in evaluating director candidates and members of the Board.

Polycom does not maintain a diversity policy with respect to its Board. As noted above, however, Polycom does consider diversity to be a relevant consideration, among others, in the process of evaluating and identifying director candidates. The Board views diversity broadly as it considers those attributes that it believes will allow them to best guide Polycom and its strategic direction through a variety of backgrounds, viewpoints, professional experiences, skills, educational experiences and other attributes. Polycom believes each of its current directors has broad experience at the policy-making level in business and in the technology industry and brings a strong set of relevant skills, giving the Board competence and experience in a wide variety of areas, including technology industry expertise, operations, corporate governance and compliance, board service, executive management, finance, customer segments, mergers and acquisitions, and international business.

As the biographical information of our directors illustrates, all of our directors satisfy our criteria for Board membership. When identifying director candidates, we take into account the present and future needs of the Board and the expertise and experience required for committees of the Board. For instance, depending on the composition of the Board at a given time, a candidate capable of meeting the requirements of an audit committee financial expert might be a more attractive candidate than a candidate with significantly more technology experience, or vice versa. We also consider the character, judgment and integrity of director candidates, which we evaluate through reference checks, background verification and reputation in the business community. We believe all of our directors to be of good character, sound judgment and high integrity. Our principal goal with respect to director qualifications is to seat directors who are best able to effectively carry out their oversight duties, increase the overall effectiveness of the Board and ensure that the best interests of stockholders are being served. Beneath the biographical details of each nominee or director listed below is a discussion of the specific experience, qualifications, attributes or skills of each nominee that led the Board to conclude that each nominee should continue to serve on the Board.

Information Regarding the Nominees

Andrew M. Miller has been a director of Polycom since June 2010. Mr. Miller has served as Polycom’s President and Chief Executive Officer since May 2010. He also served as Polycom’s Executive Vice President of Global Field Operations from July 2009 to May 2010. Prior to joining Polycom, Mr. Miller served as global president of IPC Information Systems, LLC, a trading technology and network connectivity provider, from December 2007 to June 2009. Prior to his position with IPC, Mr. Miller joined Monster Worldwide Inc., a provider of global online employment solutions, as Senior Vice President, Monster North America, from June 2006 to August 2007. Mr. Miller served as Chief Executive Officer of Tandberg asa, a video solutions provider, from January 2002 to June 2006. Mr. Miller also held a number of roles at Cisco Systems, Inc. from 1990 to 2001, including Vice President, US Area Sales (West) and Vice President, Marketing (Customer Advocacy). Mr. Miller has served on the board of directors of Bridgepoint Education, Inc. since February 2012 and served on the board of directors of BroadSoft, Inc. from June 2006 to October 2010. Mr. Miller holds a B.S. in Business Administration from the University of South Carolina.

Qualifications to serve as director:    Mr. Miller is uniquely qualified to contribute to Polycom’s future delivery on its strategic initiatives through his experience as a 30-year technology industry and sales veteran with deep knowledge of strategic and operational issues within the technology industry and a breadth of direct, industry-specific experience as the former chief executive officer of Tandberg and having served in other notable technology leadership roles, including at Cisco Systems and IPC Information Systems. During his career, Mr. Miller has developed a strong track record for driving growth at companies such as Cisco Systems and Tandberg, building customer relationships and leading world-class organizations. In addition, Mr. Miller has a comprehensive understanding of Polycom’s business, operations, competition and financial position.

Betsy S. Atkins has been a director of Polycom since April 1999. Ms. Atkins has served as the Chief Executive Officer of Baja LLC, an independent venture capital firm focused on technology, renewable energy and life sciences industries, since 1994. Ms. Atkins served as Chief Executive Officer and Chairman of the board of directors of Clear Standards, Inc., a provider of enterprise carbon management and sustainability solutions, from February 2009 until August 2009 when Clear Standards was acquired by SAP AG, a business software company. Previously, Ms. Atkins served as Chairman and Chief Executive Officer of NCI, Inc., a functional food/nutraceutical company, from 1991 through 1993. Ms. Atkins was a co-founder of Ascend Communications, Inc. in 1989 and a member of its board of directors, and served as its EVP of sales, marketing, professional services and international operations prior to its acquisition by Lucent Technologies. Ms. Atkins served on the boards of directors of Vonage Holdings Inc. from July 2005 to March 2007, Towers Watson & Co. from January 2010 to November 2010 and Reynolds American Inc. from July 2004 to June 2010, and has served on the boards of directors of SunPower Corporation since October 2005, Chico’s FAS, Inc. since January 2004, and Schneider Electric, SA since April 2011, as well as the boards of a number of private companies. Ms. Atkins is also an advisor to SAP, was formerly an advisor to British Telecom and was a presidential-appointee to the Pension Benefit Guaranty Corporation advisory committee. Ms. Atkins holds a B.A. from the University of Massachusetts.

Qualifications to serve as director:    Ms. Atkins is independent and has deep expertise in many areas, including senior management and operational experience in the telecommunications industry. As a co-founder and Executive Vice President of Ascend Communications and formerly as an advisor to British Telecom, Ms. Atkins has a strong skill set in sales, marketing and international operations in the telecommunications industry and extensive knowledge of its principal customer segments. In addition, Ms. Atkins has significant public board experience, including large, multi-national enterprises, as well as service as a director of The NASDAQ Stock Market LLC and as a former appointee to the Pension Benefit Guaranty corporation advisory committee, which gives her broad experience and thought leadership in corporate governance matters generally, including executive compensation, and evolving best practices in corporate governance. Ms. Atkins currently chairs Polycom’s Compensation Committee and serves on the Corporate Governance and Nominating Committee. Ms. Atkins previously served as Lead Independent Director from May 2003 to February 2006.

David G. DeWalt has been a director of Polycom since November 2005. In May 2010, Mr. DeWalt was named Chairman of the Board of Directors. Mr. DeWalt served as President, Chief Executive Officer and director of McAfee, Inc., a provider of antivirus software and intrusion prevention solutions, from April 2007 until February 2011 when McAfee was acquired by Intel Corporation, a maker of semiconductor chips. Mr. DeWalt served as President of McAfee, a wholly-owned subsidiary of Intel, from February 2011 to July 2011. From December 2003 to March 2007, Mr. DeWalt held various positions at EMC Corporation, a developer and provider of information infrastructure technology and solutions, including as Executive Vice President, EMC Software Group, and the President of EMC’s Documentum and Legato Software divisions. Prior to joining EMC, Mr. DeWalt served as President and Chief Executive Officer of Documentum, Inc. from July 2001 to December 2003, Executive Vice President and Chief Operating Officer of Documentum from October 2000 to July 2001, and Executive Vice President and General Manager, eBusiness Unit, of Documentum from August 1999 to October 2000. Prior to joining Documentum in 1999, Mr. DeWalt was the founding principal and Vice President of Eventus Software from August 1997 to December 1998. Following the 1998 acquisition of Eventus by Segue, Inc. Software, Mr. DeWalt served as Segue’s Vice President, North American sales. Mr. DeWalt has served on the board of directors of Delta Air Lines since November 2011 and Jive Software since March 2011. Mr. DeWalt holds a B.S. in Computer Science and Electrical Engineering from The University of Delaware.

Qualifications to serve as director:    Mr. DeWalt is independent and has extensive senior management expertise in the technology industry, including previously as chief executive officer of McAfee, Inc., as Executive Vice President, EMC Software Group, of EMC Corporation and as President of McAfee, a wholly-owned subsidiary of Intel Corporation. Mr. DeWalt’s strategic and operational experience as a senior executive officer of a Fortune 500 company and recently as CEO of McAfee is directly relevant to strategic and operational issues faced by Polycom, including strategic positioning, go-to-market initiatives, international operations, strategic partnerships and mergers and acquisitions. In addition, Mr. DeWalt has a comprehensive understanding of the technology industry generally and of the prevailing industry trends, including industry consolidation. Mr. DeWalt is a member of Polycom’s Compensation Committee (and served as Chair from February 2006 to May 2008) and previously served as Lead Independent Director from May 2008 to May 2010. Mr. DeWalt currently serves as Polycom’s Chairman of the Board.

John A. Kelley, Jr. has been a director of Polycom since March 2000. Mr. Kelley has served as the Chief Executive Officer of CereScan Corp., a provider of high-definition functional brain imaging, since July 2009 and as Chairman of the board of directors of CereScan since March 2009. Previously, Mr. Kelley served as the Chairman, President and Chief Executive Officer of McDATA Corporation, a provider of storage networking and data infrastructure solutions until McDATA was acquired by Brocade Communications Systems, Inc., a data infrastructure company, in January 2007. Mr. Kelley started at McDATA as President and Chief Operating Officer in August 2001. Prior to joining McDATA, Mr. Kelley served as Executive Vice President of Networks at Qwest Communications International, Inc. from August 2000 to December 2000. He served as President of Wholesale Markets for U.S. West, Inc. from May 1998 to July 2000. From 1995 to April 1998, Mr. Kelley served as Vice President and General Manager of Large Business and Government Accounts and President of Federal Services for U.S. West. Prior to joining U.S. West, Mr. Kelley was the Area President for Mead Corporation’s Zellerbach Southwest Business Unit from 1991 to 1995, and held senior positions at Xerox Corporation and NBI, Inc. Mr. Kelley served on the board of directors of McData Corporation from August 2001 until McDATA was acquired in January 2007. Mr. Kelley is also a director of several private company and not-for-profit boards. Mr. Kelley holds a B.S. in business management from the University of Missouri, St. Louis.

Qualifications to serve as director:    Mr. Kelley is independent and has broad experience, knowledge and expertise in the communications industry, including as chief executive officer of McDATA and in senior management positions at large telecommunications companies. Mr. Kelley’s strategic and operational experience as a senior executive officer and as chief executive officer in the telecommunications and networking industries is directly relevant to many of the strategic and operational issues faced by Polycom, including strategic planning, operations, finance, governance and industry consolidation. Mr. Kelley currently chairs Polycom’s Corporate Governance and Nominating Committee and is a member of the Audit Committee.

D. Scott Mercer has been a director of Polycom since November 2007. From April 2008 to April 2011, Mr. Mercer served as the Chief Executive Officer of Conexant Systems, Inc., a semiconductor solutions company that provides products for imaging, video, audio and Internet connectivity applications. Mr. Mercer also served on the board of directors of Conexant from May 2003 to April 2011 and served as Chairman of the board of directors of Conexant from August 2008 to April 2011. Mr. Mercer served as interim Chief Executive Officer of Adaptec, Inc., a provider of software and hardware-based storage solutions, from May 2005 through November 2005. Mr. Mercer also served as a senior vice president and advisor to the chief executive officer of Western Digital Corporation, a supplier of disk drives to the personal computer and consumer electronics industries, from February 2004 through December 2004. Prior to that, Mr. Mercer was a Senior Vice President and the Chief Financial Officer of Western Digital Corporation from October 2001 through January 2004. From June 2000 to September 2001, Mr. Mercer served as Vice President and Chief Financial Officer of Teralogic, Inc. From June 1996 to May 2000, Mr. Mercer held various senior operating and financial positions with Dell, Inc. In addition to Conexant, Mr. Mercer served on the boards of directors of Net Ratings, Inc. from January 2001 to June 2007, Adaptec, Inc. from November 2003 to October 2008, SMART Modular Technologies (WWH), Inc. from June 2007 to January 2009, and Palm, Inc. from June 2005 until July 2010 when Palm was acquired by Hewlett-Packard Company. Mr. Mercer has served as a director of QLogic Corp. since September 2010. He holds a B.S. in Accounting from California Polytechnic University.

Qualifications to serve as director:    Mr. Mercer is independent and an audit committee financial expert, with significant senior management and operational experience over the last 28 years in a number of technology companies. Mr. Mercer’s experience as a senior executive officer, including as both chief executive officer and chief financial officer, of high growth technology companies gives him a strong skill set in planning, operations, compliance and finance matters. Further, Mr. Mercer has significant public board experience, which adds to his relevant knowledge and experience. Mr. Mercer serves on Polycom’s Audit Committee and Corporate Governance and Nominating Committee.

William A. Owens has been a director of Polycom since December 2005 and was previously a director of Polycom from August 1999 to May 2004. Mr. Owens presently serves as the Chairman of AEA Investors (Asia) since April 2006 and has served as Managing Director, Chairman and Chief Executive Officer of AEA Holdings Asia, a New York private equity company at various times during that period. Mr. Owens previously served as Vice Chairman, Chief Executive Officer and President of Nortel Networks Corporation, a global supplier of communications equipment, from May 2004 to November 2005. Prior to that, Mr. Owens served as Chairman and Chief Executive Officer of Teledesic LLC, a satellite communications company, from February 1999 to May 2004. During that same period, Mr. Owens also served as Chairman and Chief Executive Officer of Teledesic’s affiliated company, Teledesic Holdings Ltd. From 1996 to 1998, Mr. Owens was President, Chief Operating Officer and Vice Chairman of Science Applications International Corporation (SAIC). Mr. Owens was a career officer in the U.S. Navy where he served as commander of the U.S. Sixth Fleet in 1990 and 1991, and as senior military assistant to Secretaries of Defense Frank Carlucci and Dick Cheney. Mr. Owens’ military career culminated in his position as vice chairman of the Joint Chiefs of Staff where he had responsibility for the reorganization and restructuring of the armed forces in the post-Cold War era. Mr. Owens is widely recognized for bringing commercial high technology into the U.S. Department of Defense for military applications and as the architect of the Revolution in Military Affairs (RMA), an advanced systems technology approach to military operations. Mr. Owens is also a member of the board of directors of CenturyTel, Inc., Wipro Limited and several philanthropic and private company boards. Mr. Owens was a member of the board of directors of Daimler Chrysler AG from November 2003 until April 2009, Embarq Corporation from May 2006 to July 2009 and Nortel Networks Corporation from February 2002 to November 2005. Mr. Owens holds a B.A. in mathematics from the U.S. Naval Academy, Bachelor’s and Master’s degrees in politics, philosophy, and economics from Oxford University, and a Master’s degree in Management from George Washington University.

Qualifications to serve as director:    Mr. Owens is independent and has extensive experience in the telecommunications industry following a distinguished military career, including as Vice Chairman of the Joint Chiefs of Staff. Mr. Owens has broad senior management and operational experience in the technology industry and at the highest levels in the military and government, where his responsibilities encompassed the reorganization and restructuring of the nation’s military. Mr. Owens brings a level of insight and experience to Polycom’s business and international operations that is unique. In addition, his past and current experience on the board of directors of very large international companies based in Europe and Asia, as well as his current position with AEA Holdings Asia where he devotes extensive time to business in Asia, provides directly relevant knowledge and insight to Polycom’s international operations and global strategies, particularly in the Asia-Pacific region. Mr. Owens was named to the National Association of Corporate Directors’ (NACD) 2011 Directorship 100. Mr. Owens serves on Polycom’s Compensation Committee, and served as Lead Independent Director from February 2006 to May 2008.

Kevin T. Parker has been a director of Polycom since January 2005. Mr. Parker has served as President and Chief Executive Officer of Deltek, Inc., a provider of enterprise software applications, since June 2005 and as Chairman of the board of directors of Deltek since April 2006. Prior to joining Deltek, Mr. Parker served as Co-President of PeopleSoft, Inc., an enterprise application software company, from October 2004 to December 2004, as Executive Vice President of Finance and Administration and Chief Financial Officer of PeopleSoft from January 2002 to October 2004, and as Senior Vice President and Chief Financial Officer of PeopleSoft from October 2000 to December 2001. Prior to joining PeopleSoft, Mr. Parker served as Senior Vice President and Chief Financial Officer from 1999 to 2000 at Aspect Communications Corporation, a customer relationship management software company. From 1996 to 1999, Mr. Parker was Senior Vice President of Finance and Administration at Fujitsu Computer Products of America. Mr. Parker also serves on a private company board. Mr. Parker holds a B.S. in Accounting from Clarkson University and sits on its board of trustees.

Qualifications to serve as director:    Mr. Parker is independent, an audit committee financial expert, and a recognized technology industry leader with significant senior management and operational experience. Mr. Parker’s service as both a president and chief executive officer, as a chief financial officer and in other significant senior finance roles gives him a valuable perspective into the operations and management of a company. From such roles, Mr. Parker has crucial insight into the technology industry, technology trends, and industry consolidation. In addition to his business and financial acumen, Mr. Parker brings operational experience to Polycom from his oversight of administrative, human resources, legal, facilities and IT functions. Mr. Parker serves as the chairman of Polycom’s Audit Committee.

See “Corporate Governance” and “Executive Compensation—Compensation of Directors” below for additional information regarding the Board of Directors.

Required Vote

Each director nominee who receives more votes “FOR” than “AGAINST” of the shares of Polycom common stock present in person or represented by proxy and entitled to be voted at the annual meeting will be elected.

If an incumbent director receives a greater number of votes against his or her election than votes for such election, the Board expects such director to tender his or her resignation for consideration by the Corporate Governance and Nominating Committee in accordance with Section 20 of Polycom’s Corporate Governance Principles and as described herein under “Corporate Governance—Director Resignation.”

PROPOSAL TWO

APPROVAL OF THE AMENDED AND RESTATED PERFORMANCE BONUS PLAN

General

We are asking stockholders to approve the Amended and Restated Bonus Plan (the “Bonus Plan”), which was last approved by stockholders at the 2007 Annual Meeting of Stockholders (the “2007 Annual Meeting”) and is intended to permit Polycom to receive a federal income tax deduction under Section 162(m) of the Internal Revenue Code (“Section 162(m)”) for certain compensation paid under the Bonus Plan. The purpose of the Bonus Plan is to drive the success of Polycom and ultimately increase stockholder value by motivating key executives to perform to the best of their abilities and to achieve Polycom’s strategic objectives. The Board believes that it is in the best interests of Polycom and its stockholders to provide for a stockholder-approved plan under which short-term cash incentives, or bonuses, are intended to qualify for full deductibility by Polycom for federal income tax purposes under Section 162(m).

We are amending and restating the Bonus Plan to:

•	Provide additional specific flexibility for measuring the achievement of the applicable performance goals and calculating the awards payable during a performance period; and

•

Increase the maximum award payable under the terms of the Bonus Plan during any three fiscal year period to $10 million. Previously, the Bonus Plan provided for a maximum award of $9 million during any three fiscal year period. While we do not currently provide for multi-year performance periods, we increased the maximum in order to create additional flexibility to reward exceptional performance in case we decide to create multi-year performance periods in the future.

The Compensation Committee of our Board of Directors (the “Compensation Committee”) has approved the changes to the Bonus Plan, subject to approval of our stockholders at the meeting. If stockholders approve the Bonus Plan, it will replace the version of the Bonus Plan approved by stockholders at the 2007 Annual Meeting, effective July 1, 2012. If stockholders do not approve the Bonus Plan, we will continue to use the version of the existing Bonus Plan approved by stockholders at the 2007 Annual Meeting, but we may not receive a federal income tax deduction for some or all of the compensation paid under the existing Bonus Plan.

The following paragraphs provide a summary of the principal features of the Bonus Plan and its operation. The Bonus Plan is set forth in its entirety as Appendix A to this proxy statement. The following summary is qualified in its entirety by reference to Appendix A.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE AMENDED AND RESTATED PERFORMANCE BONUS PLAN.

Eligibility to Participate

The Compensation Committee selects the employees of Polycom (and its affiliates) who will be eligible to receive awards under the Bonus Plan. The actual number of employees who will be eligible to receive an award during any particular year cannot be determined in advance because the Compensation Committee has discretion to select the participants. We currently expect that approximately one to ten executives will participate in the Bonus Plan at any given time.

Target Awards and Performance Goals

For each performance period, the Compensation Committee assigns each participant a target award and performance goal or goals that must be achieved before an award actually will be paid to the participant. The participant’s target award typically will be expressed as a percentage of his or her base salary earned during the applicable performance period, or a dollar amount or result of a formula. The performance goals require the achievement of objectives for one or more of the following measures: (a) cash flow, (b) customer satisfaction, (c) financial efficiency, (d) margin, (e) product quality, (f) product unit sales, (g) profit, and (h) revenue. Each of these measures is defined in the Bonus Plan. Performance goals may differ from participant to participant, from performance period to performance period and from award to award.

The Compensation Committee may choose to set target goals: (1) in absolute terms, (2) in combination without another performance goals or goals (for example, but not by way of limitation, as a ratio or matrix), (3) in relative terms (including, but not limited to, as compared to results for other periods of time, against financial metrics, and/or against another company, companies, or index or indices), (4) on a per-share or per-capita basis, (5) against the performance of Polycom as a whole, a specific business unit(s), business segment(s) or product(s) of Polycom and/or (6) on a pre-tax or after-tax basis. The Compensation Committee also will determine, in its discretion, whether any element(s) or item(s) will be included in or excluded from the calculations (for example, but not by way of limitation, the effect of mergers and acquisitions). As determined in the discretion of the Compensation Committee, achievement of performance goals for a particular award may be calculated in accordance with Polycom’s financial statements, prepared in accordance with general accepted accounting principles, or as adjusted for certain costs, expenses, gains and losses to provide non-GAAP measures of operating results.

Each performance period will last from one fiscal quarter to three fiscal years. During a performance period, the Compensation Committee may determine that a portion of the target or actual award has been earned as of the end of a progress period based on achievement of the applicable performance goals and may pay such portion to the participant (a “progress payment”). Progress payments will count toward a participant’s target and actual award for the applicable performance period.

Actual Awards

After the performance period or progress period (if any) ends, the Compensation Committee certifies in writing the extent to which the pre-established performance goals actually were achieved or exceeded. The actual award or progress payment that is payable to a participant is determined using a formula that increases or decreases the participant’s target award based on the level of actual performance attained. However, the Bonus Plan limits actual awards to a maximum of $10 million per person during any period of three consecutive fiscal years, even if the pre-established formula otherwise indicates a larger award. The maximum award under the Bonus Plan previously was $9 million per person during any period of three consecutive fiscal years. We increased the maximum under the Bonus Plan in order to create additional flexibility to reward exceptional performance in case we decide to create multi-year performance periods in the future. However, we currently do not have any plans to use multi-year performance periods under the Bonus Plan.

The Compensation Committee has discretion to reduce or eliminate the actual award of any participant. Also, unless determined otherwise by the Compensation Committee, a participant will forfeit the bonus if a participant terminates employment before a bonus is paid. However, the Compensation Committee has discretion to pay out part or all of the award upon the termination of a participant’s employment.

Actual awards generally are paid in cash (or its equivalent) generally no later than two and one-half months after the performance period or progress period (if any) ends. Although the Compensation Committee does not currently intend to do so, the Compensation Committee also may pay bonuses to Bonus Plan participants outside of the Bonus Plan for the accomplishment of strategic or other individual goals.

Administration

The Compensation Committee administers the Bonus Plan. Members of the Compensation Committee must qualify as outside directors under Section 162(m) of the Internal Revenue Code (“Section 162(m)”). Subject to the terms of the Bonus Plan, the Compensation Committee has sole discretion to:

•	Select the employees who will be eligible to receive awards;

•	Determine the target award for each participant;

•	Determine the performance goals that must be achieved before any actual awards are paid;

•	Establish a payout formula to provide for an actual award greater or less than a participant’s target award to reflect actual performance versus the predetermined performance goals; and

•	Interpret the provisions of the Bonus Plan.

Performance Based Compensation

The Bonus Plan is designed to qualify as “performance based” compensation under Section 162(m) of the Internal Revenue Code. Under Section 162(m), Polycom may not receive a federal income tax deduction for compensation paid to Polycom’s Chief Executive Officer or any of the three other most highly compensated executive officers (other than Polycom’s Chief Financial Officer) to the extent that any of these persons receives more than $1 million in any one year. However, if Polycom pays compensation that is “performance based” under Section 162(m), Polycom still can receive a federal income tax deduction for the compensation even if it is more than $1 million during a single year. The Bonus Plan was designed to allow Polycom to pay incentive compensation that is intended to be performance based and fully tax deductible on Polycom’s federal income tax return.

Amendment and Termination of the Bonus Plan

The Board may amend or terminate the plan at any time and for any reason. However, no amendment or termination of the Bonus Plan may impair the rights of a participant with respect to already established target awards, unless the participant consents.

Short-Term Cash Incentives Paid to Certain Individuals and Groups

Awards under the Bonus Plan are determined based on actual future performance. As a result, future actual awards cannot now be determined. The following table sets forth the target awards for 2012 for the persons and groups shown below, based on each participant’s current base salary and assuming exactly 100% achievement of the performance goals set or to be set by the Compensation Committee. There is no guarantee that the amounts shown actually will be paid nor that any amounts will be paid for 2012. Actual awards (if any) under the Bonus Plan for 2012 will be calculated based on each participant’s actual earned base salary and may be higher or lower than the target award set forth below based on the level of actual performance attained. In addition, the Compensation Committee has discretion to decrease (but not increase) the award otherwise indicated under the pre-established formula. For the first half of 2012, the Compensation Committee selected performance goals that relate to the achievement of targets for consolidated revenue and consolidated non-GAAP operating income. Because our executive officers are eligible to receive awards under the Bonus Plan, our executive officers have an interest in this proposal.

Name of Individual or Group	2012 Target Award
Andrew M. Miller Chief Executive Officer and President	$750,000
Sayed M. Darwish Chief Legal Officer and Executive Vice President, Corporate Development and Secretary	$301,275
Tracey E. Newell Executive Vice President of Global Sales	$320,000
Sudhakar Ramakrishna President of Products and Services	$336,000
All executive officers, as a group	$1,707,275
All non-employee directors, as a group (1)	$0
All employees who are not executive officers, as a group	$0

(1)	Non-employee directors are not eligible to participate in the Bonus Plan.

Required Vote

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote on this proposal is required for approval of this proposal.

PROPOSAL THREE

ADVISORY VOTE ON EXECUTIVE COMPENSATION

In accordance with SEC rules, Polycom is providing its stockholders with the opportunity to vote to approve, on an advisory or non-binding basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with SEC rules.

As described in detail under the heading “Executive Compensation—Compensation Discussion and Analysis,” Polycom has a “pay-for-performance” philosophy that forms the foundation of all decisions regarding the compensation of our named executive officers. This compensation philosophy is designed to align the interests of our named executive officers with the interests of our stockholders and is central to our ability to attract, retain and motivate executives who can achieve superior financial results. This approach, which has been used consistently over the years, has resulted in Polycom’s ability to attract and retain the executive talent necessary to guide Polycom during a time of tremendous growth opportunity and transformation for Polycom.

We are asking for stockholder approval of the compensation of our named executive officers as disclosed in this proxy statement in accordance with SEC rules, which disclosures include the disclosures under “Executive Compensation—Compensation Discussion and Analysis,” the compensation tables and the narrative discussion following the compensation tables. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the policies and practices described in this proxy statement.

This vote is advisory and therefore not binding on our Board or the Compensation Committee of the Board. The Board and Compensation Committee value the opinions of Polycom stockholders and to the extent there is any significant vote against the named executive officer compensation as disclosed in this proxy statement, we will consider those stockholders’ concerns and evaluate whether any actions are necessary to address those concerns.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE

FOR THE APPROVAL OF THE COMPENSATION OF

POLYCOM’S NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.

Required Vote

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote on this proposal is required for advisory approval of this proposal.

PROPOSAL FOUR

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

General

The Audit Committee has selected PricewaterhouseCoopers LLP as Polycom’s independent registered public accounting firm to audit the financial statements of Polycom for the fiscal year ending December 31, 2012, which will include an audit of the effectiveness of Polycom’s internal control over financial reporting. PricewaterhouseCoopers LLP and its predecessor entities have audited Polycom’s financial statements since fiscal 1991. A representative of PricewaterhouseCoopers LLP is expected to be present at the meeting, will have the opportunity to make a statement if he or she desires to do so, and is expected to be available to respond to appropriate questions.

Stockholder ratification of the selection of PricewaterhouseCoopers LLP is not required by our bylaws or other applicable legal requirements. However, the Board is submitting the selection of PricewaterhouseCoopers LLP to Polycom’s stockholders for ratification as a matter of good corporate practice. In the event that this selection of an independent registered public accounting firm is not ratified by the affirmative vote of a majority of the shares present and voting at the meeting in person or by proxy, the appointment of the independent registered public accounting firm will be reconsidered by the Audit Committee. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of Polycom and its stockholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS POLYCOM’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2012.

Principal Accounting Fees and Services

The following table presents fees billed for professional audit services and other services rendered to Polycom by PricewaterhouseCoopers LLP for the years ended December 31, 2010 and December 31, 2011 (in thousands).

	2010	2011
Audit Fees (1)	$1,958	$2,204
Audit-Related Fees (2)	1	168
Tax Fees (3)	22	8
All Other Fees	—	—

Total	$1,981	$2,380

(1)	Audit Fees consists of fees billed for professional services rendered for the audit of Polycom’s consolidated financial statements included in Polycom’s Annual Reports on Form 10-K and for the review of the financial statements included in Polycom’s Quarterly Reports on Form 10-Q, as well as services that generally only Polycom’s independent registered public accounting firm can reasonably provide, including statutory audits and services rendered in connection with SEC filings. Audit Fees also includes the audit of the effectiveness of Polycom’s internal control over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act of 2002.
(2)	Audit-Related Fees for fiscal 2010 consists of fees billed for assurance and related services that are traditionally performed by Polycom’s independent registered public accounting firm. Audit-Related Fees for fiscal 2011 consists of fees billed for mergers and acquisitions services as well as for assurance and related services that are traditionally performed by Polycom’s independent registered public accounting firm.

(3)	Tax Fees consists of fees billed for support services related to tax audits by regulatory agencies and financial statement tax compliance work performed outside of the United States.

Pre-Approval of Audit and Non-Audit Services

Polycom’s Audit Committee has adopted a policy for pre-approving the services and associated fees of Polycom’s independent registered public accounting firm. Under this policy, the Audit Committee must pre-approve all services and associated fees provided to Polycom by its independent registered public accounting firm, with certain exceptions described in the policy. The Policy for Preapproving Services and Fees of Polycom’s Independent Auditor is available on Polycom’s website at www.polycom.com/company/investor_relations/corporate_governance.

All PricewaterhouseCoopers LLP services and fees in fiscal 2010 and fiscal 2011 were pre-approved by the Audit Committee.

Required Vote

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote on this proposal is required for ratification of the appointment of PricewaterhouseCoopers LLP as Polycom’s independent registered public accounting firm.

CORPORATE GOVERNANCE

Corporate Governance Principles and Code of Business Ethics and Conduct

Polycom believes that strong corporate governance practices are the foundation of a successful, well-run company. Polycom is committed to establishing an operating framework that exercises appropriate oversight of responsibilities at all levels throughout Polycom and managing its affairs consistent with high principles of business ethics. The Board has adopted Corporate Governance Principles that set forth our principal corporate governance policies, including the oversight role of the Board. The Board first adopted these Corporate Governance Principles in 2003 and has refined them from time to time. The Corporate Governance Principles are available on Polycom’s website at www.polycom.com/company/investor_relations/corporate_governance.

In addition, Polycom has adopted a Code of Business Ethics and Conduct, which is applicable to our directors and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions. The Code of Business Ethics and Conduct is available on Polycom’s website at www.polycom.com/company/investor_relations/corporate_ governance. Polycom will disclose on its website any amendment to the Code of Business Ethics and Conduct, as well as any waivers of the Code of Business Ethics and Conduct that are required to be disclosed by the rules of the SEC or The NASDAQ Stock Market LLC (“NASDAQ”).

Director Independence

The Board has determined that, with the exception of Andrew M. Miller, who is an employee of Polycom, all of its current members are “independent directors” as that term is defined in the listing standards of NASDAQ. In the course of determining the independence of each non-employee director, the Board considered the annual amount of Polycom’s sales to, or purchases from, any company where a non-employee director serves as an executive officer. The Board determined that any such sales or purchases were made in the ordinary course of business and the amount of such sales or purchases in each of the past three fiscal years was less than 5% of Polycom’s or the applicable company’s consolidated gross revenues for the applicable year.

Board Leadership Structure

In May 2010, Polycom separated the positions of Chairman of the Board of Directors and Chief Executive Officer. The Board believes that its current leadership structure is appropriate at this time and provides the most effective leadership for Polycom in a highly competitive and rapidly changing technology industry. Separating these positions allows our Chief Executive Officer to focus on our day-to-day business, while allowing the Chairman of the Board to lead the Board in its fundamental role of providing advice to and independent oversight of management. The Board believes that an important component of our current leadership structure is having an independent director serve as the Chairman of the Board who has the broad authority to set Board agendas, direct the actions of the independent directors, conduct executive sessions comprised only of the independent directors and communicate regularly with the Chief Executive Officer. In making this decision regarding the optimum leadership structure for Polycom at this time, the Board considered a number of factors, including the fact that David G. DeWalt, an experienced technology executive, had served as Polycom’s Lead Independent Director in the past and would be able to seamlessly transition into the role of Chairman of the Board of Directors without impact on the organization.

The Board has three standing committees—Audit, Compensation and Corporate Governance and Nominating, each of which are further described below. Each of the standing board committees is comprised solely of independent directors and each committee has a separate chair. Our independent directors generally meet in executive session at each regularly scheduled board meeting, and at such other times as necessary or appropriate as determined by the independent directors. In addition, on an annual basis, as part of our governance review and succession planning, the Board (led by the Corporate Governance and Nominating Committee) evaluates our leadership structure to ensure that it remains the optimal structure for Polycom.

Polycom also has a mechanism for stockholders to communicate directly with non-management directors through the Chairman of the Board of Directors (see “Contacting the Board of Directors” below for more information).

Board Role in Risk Oversight

The Board has risk oversight responsibility for Polycom. In its oversight role, the Board assesses Polycom’s strategy and concurs with management on the risk inherent in that strategy, understands the critical risks facing Polycom, ensures that management has implemented an appropriate system to manage risks (so that it can effectively identify, assess, mitigate, monitor and communicate about such risks) and provides effective risk oversight through the Board’s committee structure and oversight processes. As a technology company, we believe innovation and technological advancement will always require a certain amount of measured risk taking in pursuit of enhancing stockholder value; however, the Board recognizes that it is incumbent upon Polycom and its management to do so in a way that is responsible and consistent with Polycom’s overall strategy and to have effective systems in place that identify and mitigate those risks that could cause significant damage to Polycom’s reputation, business model or stockholder value.

Along such lines, it is management’s responsibility to manage risk and to bring material risks to Polycom to the Board’s attention. Polycom’s management established an enterprise risk management (“ERM”) program in 2007, which is administered by management with oversight by the Audit Committee. The ERM program covers the strategic, operational, compliance and reporting risks that management believes are the most notable risks at Polycom. As set forth in its charter, the Audit Committee reviews at least annually Polycom’s processes to manage and monitor business and financial risk through its ERM process. In addition to Polycom’s ERM process, various committees are also tasked with specific risk oversight functions pursuant to the terms of the committee charters.

In addition to its oversight of the ERM program, the Audit Committee also oversees the risks relevant to its areas of responsibility as designated under its charter, such as financial and accounting risks, treasury and investment risks, and information technology security risks. Similarly, the Compensation Committee oversees the risks related to its charter responsibilities, such as risks relating to Polycom’s compensation policies and design of compensation programs and arrangements, and to the attraction and retention of key talent. Further, the Corporate Governance and Nominating Committee, in conjunction with the Compensation Committee, considers the risks relating to Chief Executive Officer and executive succession planning. Each of these Committees, in performing their respective risk oversight functions, has access to Company management and external advisors, as necessary, and reports their findings to the full Board. In addition, at each of its meetings and in particular at its annual strategic planning session at which the Board considers Polycom’s strategic direction, our Board discusses the key strategic risks that Polycom is currently facing. We believe that our directors provide effective oversight of Polycom’s risk management function.

Employee Compensation Risks

Per the discussions above, Company management and the Compensation Committee have assessed the risks associated with Polycom’s compensation policies and practices for all employees, including non-executive officers. Based on the results of this assessment, Polycom does not believe that its compensation policies and practices for all employees, including non-executive officers, create risks that are reasonably likely to have a material adverse effect on Polycom.

Board Meetings and Committees

During fiscal 2011, the Board of Directors held nine (9) meetings. Each of the directors attended or participated in 75% or more of the aggregate of the total number of meetings of the Board and the total number of meetings held by all committees of the Board on which he or she served during the past fiscal year.

Audit Committee

The Audit Committee, which has been established in accordance with Section 3(a)(58)(A) of the Exchange Act, currently consists of John A. Kelley, Jr., D. Scott Mercer and Kevin T. Parker, each of whom is “independent” as such term is defined for audit committee members by the listing standards of NASDAQ. Mr. Parker is the chairman of the Audit Committee. The Board has determined that each of Mr. Mercer and Mr. Parker is an “audit committee financial expert” as defined in the rules of the SEC.

The Audit Committee is responsible for overseeing Polycom’s accounting and financial reporting processes and the audit of Polycom’s financial statements. The Audit Committee also assists the Board with the oversight of (1) the integrity of Polycom’s financial statements, (2) Polycom’s internal accounting and financial controls, (3) Polycom’s compliance with legal and regulatory requirements, (4) the organization and performance of Polycom’s internal audit function, (5) the independent registered public accounting firm’s qualifications, independence and performance, and (6) Polycom’s ERM process.

The Audit Committee held nine (9) meetings during the last fiscal year. The Audit Committee has adopted a written charter approved by the Board, which is available on Polycom’s website at www.polycom.com/company/investor_relations/corporate_governance.

The Audit Committee Report is included in this proxy statement on page 65.

Compensation Committee

The Compensation Committee currently consists of Betsy S. Atkins, David G. DeWalt and William A. Owens, each of whom qualifies as an independent director under the listing standards of NASDAQ. Ms. Atkins is the chairman of the Compensation Committee.

The Compensation Committee provides oversight of Polycom’s compensation policies, plans and benefit programs. The Compensation Committee also assists the Board in (1) reviewing and making recommendations to the independent members of the Board with respect to the compensation of Polycom’s Chief Executive Officer and reviewing and approving the compensation of Polycom’s other executive officers, (2) approving and evaluating Polycom’s executive officer compensation plans, policies and programs, (3) overseeing the design of and administering Polycom’s equity compensation plans, (4) overseeing the design of Polycom’s primary incentive plans and administering such plans with respect to executive officers and (5) reviewing executive succession planning and evaluating and making recommendations to the independent directors regarding non-exmployee director compensation in conjunction with the Corporate Governance and Nominating Committee. See “Executive Compensation—Compensation Discussion and Analysis” and “Executive Compensation—Compensation of Directors” below for a description of Polycom’s processes and procedures for the consideration and determination of executive and director compensation.

The Compensation Committee held nine (9) meetings during the last fiscal year. The Compensation Committee has adopted a written charter approved by the Board, which is available on Polycom’s website at www.polycom.com/company/investor_relations/corporate_governance.

The Compensation Committee Report is included in this proxy statement on page 47.

Corporate Governance and Nominating Committee

The Corporate Governance and Nominating Committee currently consists of Ms. Atkins, Mr. Kelley and Mr. Mercer, each of whom qualifies as an independent director under the listing standards of NASDAQ. Mr. Kelley is the chairman of the Corporate Governance and Nominating Committee.

The Corporate Governance and Nominating Committee reviews and makes recommendations to the Board on matters concerning corporate governance, board composition, board evaluations and nominations, board committee structure and composition, conflicts of interest and stockholder proposals. The Corporate Governance and Nominating Committee also periodically reviews the succession planning for the Chief Executive Officer and other executive officers of Polycom in conjunction with the Compensation Committee, and is responsible for evaluating and making recommendations to the independent directors regarding non-employee director compensation in conjunction with the Compensation Committee. The Corporate Governance and Nominating Committee will consider recommendations of candidates for the Board submitted by stockholders of Polycom (see “Process for Recommending Candidates for Election to the Board of Directors” below for more information).

The Corporate Governance and Nominating Committee held three (3) meetings during the last fiscal year. The Corporate Governance and Nominating Committee has adopted a written charter approved by the Board, which is available on Polycom’s website at www.polycom.com/company/investor_relations/corporate_governance.

Compensation Committee Interlocks and Insider Participation

Ms. Atkins, Mr. DeWalt and Mr. Owens served as members of the Compensation Committee during fiscal 2011. No interlocking relationships exist between any member of Polycom’s Board of Directors or Compensation Committee and any member of the board of directors or compensation committee of any other company, nor has any such interlocking relationship existed in the past. No member of the Compensation Committee is or was formerly an officer or an employee of Polycom or its subsidiaries.

Process for Recommending Candidates for Election to the Board of Directors

The Corporate Governance and Nominating Committee is responsible for, among other things, determining the criteria for membership to the Board and recommending candidates for election to the Board. It is the policy of the Corporate Governance and Nominating Committee to consider recommendations for candidates to the Board from stockholders. Stockholder recommendations for candidates to the Board must be received by December 31st of the year prior to the year in which the recommended candidates will be considered for nomination, must be directed in writing to Polycom, Inc., 4750 Willow Road, Pleasanton, California 94588, Attention: Corporate Secretary, and must include the candidate’s name, home and business contact information, detailed biographical data and qualifications, information regarding any relationships between the candidate and Polycom within the last three years and evidence of the nominating person’s ownership of Company stock. Such recommendations must also include a statement from the recommending stockholder in support of the candidate, particularly within the context of the criteria for board membership, including issues of character, judgment, diversity, age, independence, expertise, corporate experience, length of service, other commitments and the like, personal references, and an indication of the candidate’s willingness to serve.

The Corporate Governance and Nominating Committee’s criteria and process for evaluating and identifying the candidates that it recommends to the full Board for selection as director nominees are as follows:

•	The committee regularly reviews the current composition and size of the Board.

•

The committee oversees an annual evaluation of the performance of the Board as a whole and evaluates the performance of individual members of the Board eligible for re-election at the annual meeting of stockholders.

•

In its evaluation of director candidates, including the members of the Board eligible for reelection, the committee seeks to achieve a balance of knowledge, experience and capability on the Board and considers (1) the current size and composition of the Board and the needs of the Board and the respective committees of the Board, (2) such factors as issues of character, judgment, diversity, age, expertise, business experience, length of service, independence, other commitments and the like, and (3) such other factors as the committee may consider appropriate.

•

While the committee has not established specific minimum qualifications for director candidates, the committee believes that candidates and nominees must reflect a Board that is comprised of directors who (1) are predominantly independent, (2) are of high integrity, (3) have broad, business-related knowledge and experience at the policy-making level in business or technology, including their understanding of the telecommunications industry and Polycom’s business in particular, (4) have qualifications that will increase overall Board effectiveness and (5) meet other requirements as may be required by applicable rules, such as financial literacy or financial expertise with respect to audit committee members.

•

With regard to candidates who are properly recommended by stockholders or by other means, the committee will review the qualifications of any such candidate, which review may, in the committee’s discretion, include interviewing references for the candidate, direct interviews with the candidate, or other actions that the committee deems necessary or proper.

•

In evaluating and identifying candidates, the committee has the authority to retain and terminate any third party search firm that is used to identify director candidates and has the authority to approve the fees and retention terms of any search firm.

•

The committee will apply these same principles when evaluating candidates who may be elected initially by the full Board to fill vacancies or add additional directors prior to the annual meeting of stockholders at which directors are elected.

•	After completing its review and evaluation of director candidates, the committee recommends the director nominees to the full Board for selection.

Director Resignation

Pursuant to Polycom’s Corporate Governance Principles, a director whose primary employment status changes materially from the most recent annual meeting of stockholders when such director was elected is expected to offer to resign from the Board. The Board does not believe that a director in this circumstance should necessarily leave the Board, but that the director’s continued service should be re-evaluated under the established Board membership criteria. Accordingly, the Corporate Governance and Nominating Committee will review and recommend to the Board whether the director’s continued service is appropriate, and the Board will then determine whether to accept such resignation.

In addition, a director who reaches the age of 75 will notify the Board and offer to submit a letter of resignation to the Board, to be effective at the next meeting of stockholders held for the election of directors. Such letter of resignation will be accepted by the Board unless the Corporate Governance and Nominating Committee determines, after weighing the benefits of such director’s continued contributions against the benefits of fresh viewpoints and experience, to nominate the director for another term.

Furthermore, Polycom’s bylaws and Corporate Governance Policies provide for a majority voting standard in uncontested elections of directors (i.e., the number of candidates for election as directors does not exceed the number of directors to be elected). Therefore, a nominee for election or reelection to the Board must receive more votes cast for than against his or her election or reelection in order to be elected or reelected to the Board. If an incumbent director fails to receive the required vote for reelection, the Board expects such director to tender his or her resignation. The Corporate Governance and Nominating Committee will act on an expedited basis to determine whether to accept the director’s resignation and will submit such recommendation for consideration by the Board. The Board will determine whether to accept or reject such resignation within 90 days from the certification of the election results.

Attendance at Annual Meetings of Stockholders by the Board of Directors

Although Polycom does not have a formal policy regarding attendance by members of the Board at Polycom’s annual meeting of stockholders, Polycom encourages, but does not require, directors to attend. Messrs. Kelley, Miller and Parker attended Polycom’s 2011 annual meeting of stockholders.

Contacting the Board of Directors

Any stockholder who desires to contact our non-employee directors may do so electronically by sending an e-mail to the following address: directorcom@polycom.com. Our Chairman of the Board receives these communications unfiltered by Polycom, forwards communications to the appropriate committee of the Board or non-employee director, and facilitates an appropriate response. Please note that requests for investor relations materials should be sent to investor@polycom.com.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This section discusses our philosophy and practices related to our executive compensation program and analyzes our decisions related to the compensation of our named executive officers listed in the “Summary Compensation Table” on page 48, hereafter referred to as our “named executive officers” or “NEOs”.

Executive Summary

Our compensation program reflects our executive compensation philosophy of attracting, retaining and motivating world class executives who embolden our culture and strengthen our position in the extremely competitive and rapidly changing high technology industry. The highlights of our compensation program include:

•

Pay for Performance.    A significant portion of our current NEOs’ compensation, including that of our Chief Executive Officer, consists of performance-based incentives. We pay for performance through (i) short-term cash incentives under our Performance Bonus Plan tied to achievement of our key financial goals and (ii) long-term equity incentives. In 2011, our performance-based incentives to our NEOs consisted largely of long-term equity awards.

Below is a chart illustrating the compensation mix of our NEOs and CEO.

(1)	The executive compensation mix includes compensation of all NEOs except Mr. Miller.

•

Alignment with Stockholder Interests.    Our long-term equity-based incentives encourage alignment of our executives’ interest with that of our stockholders. Approximately 50% of the equity awards granted to our NEOs in 2011 were tied to the performance of our total stockholder return (“TSR”) as measured against the NASDAQ Composite Index (the “NASDAQ Index”).

•

Competitive Compensation.    In order to attract and retain the best talent in the labor market, we provide base salary, short-term cash incentives, long-term equity-based incentives, post-termination benefits and certain other benefits to our NEOs. We target the median level of the market for base salary and long-term equity incentives and the 75th percentile for short-term cash incentive compensation, although from time to time we may set certain elements of compensation above these levels to attract critical executive talent. To maintain competitive compensation practices, we also provide severance benefits at levels that are in line with our peers.

2011 Company Performance Highlights

2011 was a transformational year for us that saw considerable change within our company as we continued to grow our business and execute on our strategy. Some highlights of the year include:

•	Revenues for 2011 were $1.5 billion, an increase of $277.3 million, or 23%, over 2010;

•	Net income for 2011 was $136 million, or 75 cents per diluted share, compared to $68 million, or 39 cents per diluted share, in 2010;

•	Gross margins increased by 120 basis points and operating margins increased by 260 basis points over 2010;

•	Cash flow generated from operating activities was approximately $300 million in 2011, compared to $143 million in 2010;

•

Successful acquisitions of Accordent Technologies, Inc., a privately-held video content management and delivery solutions company, ViVu, Inc., a privately-held video collaboration software company, and the assets of the Hewlett-Packard Visual Collaboration business; and

•

Strategic additions to strengthen our executive team by hiring best-in-class, experienced talent as we expect to continue to grow and scale our operations, including hiring Tracey E. Newell as our Executive Vice President of Global Sales.

Our 2011 Pay Reflects Our Performance

In 2011, our compensation program for the NEOs continued to demonstrate our emphasis on “pay for performance.”

•

Long-Term Equity-Based Incentives in 2011.    As stated above, approximately 50% of the equity awards granted to our NEOs in 2011 were tied to the performance of our TSR as measured against the NASDAQ Index.

•

Our TSR was at approximately the 44th percentile ranking as compared to the NASDAQ Index in 2011, which resulted in the vesting of 88% of the target number of the first tranche of performance shares granted in 2011, which were tied to the 2011 performance period.

•

Short-Term Cash Incentives in 2011.    Short-term cash incentives were contingent on our achievement of revenue and non-GAAP operating income goals and were payable under our Performance Bonus Plan, which measured two six-month performance periods beginning on January 1, 2011 and July 1, 2011.

•

For the first half of 2011, we achieved our revenue objective at 100% of target and our non-GAAP operating income objective at 113% of target, which resulted in bonuses being paid to our NEOs at 126% of their respective first-half target amounts.

•

For the second half of 2011, due to certain performance issues we faced in the third quarter related to a mixed macroeconomic environment and our go-to-market execution in North America, we achieved our revenue objective at 91% of target and our non-GAAP operating income objective at 87% of target, which resulted in bonuses being payable to our NEOs at only 66% of their respective second-half year target amounts.

•	Overall, for fiscal year 2011 in its entirety, bonuses to our NEOs were at 96% of their respective target amounts, with the exception of Ms. Newell who joined us in July 2011.

Overview of Compensation Program and Philosophy

Our executive compensation program and philosophy are designed to attract, motivate and retain talented executives responsible for the success of Polycom. Our executive compensation program emphasizes “pay for performance,” requiring achievement of financial and strategic objectives as well as individual contributions. Our program’s objectives are to:

•	Offer a total compensation program that takes into consideration the compensation practices of a specifically identified peer group of companies, so as to recruit and retain top executive talent;

•

Motivate executive officers to achieve quantitative financial and qualitative non-financial goals by creating a direct, meaningful link between achievement of these goals and individual executive compensation;

•	Provide short-term cash incentives that take into account our overall financial performance relative to corporate objectives and individual contributions by executives; and

•

Align the financial interests of executive officers with those of our stockholders by providing significant long-term equity-based incentives generally in the form of performance shares, restricted stock units, and/or stock options, while carefully considering both stockholder dilution and compensation expense.

The Compensation Committee of the Board of Directors uses these objectives as a guide in setting compensation for our executive officers and in assessing the appropriate balance between different elements of compensation. Rather than using pre-established policies or formulas for the allocation between the various compensation elements, we consider target ranges for base salary, target short-term cash incentives, and long-term equity-based incentives relative to certain Peer Companies, as described in more detail on page 31.

At our 2011 Annual Meeting of Stockholders, we held a stockholder advisory vote on the compensation of our NEOs, commonly referred to as a “say-on-pay vote.” Our stockholders overwhelmingly approved the compensation of our named executive officers, with over 97% of stockholder votes cast voting in favor of the say-on-pay proposal. As we evaluated our compensation practices and talent needs throughout 2011, we were mindful of the strong support our stockholders expressed for our philosophy of linking compensation to our financial and qualitative non-financial goals and in support of enhancing stockholder value. As a result, the Compensation Committee decided to retain our general approach with respect to our executive compensation program, with an emphasis on delivering short and long-term incentive compensation that rewards our most senior executives when they deliver value for our stockholders.

Role and Authority of Our Compensation Committee

The Compensation Committee currently consists of directors Betsy S. Atkins (Chair), David G. DeWalt, and William A. Owens, each of whom served on the Compensation Committee for all of 2011 and qualifies as (i) an “independent director” under the requirements of The NASDAQ Stock Market LLC, (ii) a “non-employee director” under Rule 16b-3 of the Securities Exchange Act of 1934, and (iii) an “outside director” under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).

The Compensation Committee operates under a written charter adopted by the Compensation Committee and approved by the Board. The charter is available on our website at www.polycom.com/company/investor_relations/corp_gov/committee_comp. The overall purposes of the Compensation Committee are to: (i) oversee Polycom’s compensation policies, plans and benefits programs; (ii) evaluate and recommend to the independent members of the Board the compensation of the CEO; (iii) evaluate and approve the compensation of Polycom’s other executive officers (including officers reporting under Section 16 of the Securities Exchange Act of 1934); (iv) evaluate and approve the executive officer compensation plans, policies and programs of Polycom; (v) oversee the design of and administer Polycom’s equity compensation plans; (vi) oversee the design of Polycom’s primary incentive (bonus) plans and administer such bonus plans for executive officers (subject to the authority of the independent members of the Board with respect to the compensation of our CEO); and (vii) along with the Corporate Governance and Nominating

Committee of the Board, review executive succession planning and evaluate and make recommendations to the independent members of the Board regarding the adequacy and effectiveness of non-employee director compensation. The Board reviews the Compensation Committee charter annually.

In reviewing and establishing (or reviewing and recommending in the case of the CEO) the executive compensation packages offered to our CEO and other executive officers and key employees, the Compensation Committee seeks to make the packages consistent with our compensation program and philosophy. The Compensation Committee has the final decision-making authority with respect to the compensation of our NEOs, other than for the CEO, whose compensation is determined by the independent members of the full Board. In carrying out its responsibilities, the Compensation Committee may engage outside consultants and/or consult with Polycom’s Human Resources department. The Compensation Committee also may obtain advice and assistance from internal or external legal, accounting or other advisers selected by the Compensation Committee. The Compensation Committee may delegate certain responsibilities to one or more of its members or Polycom’s directors or to management. For example, the Compensation Committee has authorized management to create country-specific rules to enable administration of equity awards in compliance with the laws of the jurisdictions in which such awards may be granted.

Role of Executive Officers in Compensation Decisions

The Compensation Committee regularly meets with our CEO to obtain recommendations regarding the compensation of the other NEOs and employees. Typically, our CEO annually reviews the performance of our executive officers. To assist our CEO in his review, our Chief Financial Officer (“CFO”) provides a performance assessment of the Worldwide Controller and Principal Accounting Officer, who reports directly to our CFO, and makes a recommendation with respect to her compensation. Our CEO shares his performance assessment of each executive officer with the Compensation Committee. Our CEO’s performance assessment of each executive officer generally addresses financial and non-financial objectives and the executive officer’s performance over a given year. In establishing an executive officer’s actual compensation, the Compensation Committee may take into account the CEO’s performance assessment of the executive officer. However, the Compensation Committee is not bound by and does not always accept those recommendations. Our CEO also provides a self-evaluation to the full Board on an annual basis. The Compensation Committee considers the self-evaluation and the factors described above, as well as our performance as a whole and competitive market data when reviewing and making recommendations to the independent members of the full Board with respect to the CEO’s compensation. However, once the targeted amounts for him are set by the independent members of the Board, the CEO’s cash incentive compensation and long-term equity-based compensation awards (i.e., performance shares) are determined solely on the achievement of corporate performance and do not include any personal objectives. However, the Compensation Committee retains discretion to reduce the cash incentive compensation and the number of shares that would otherwise vest as a result of the achievement of the performance goals for the CEO and executive officers, if it deems appropriate.

Our CEO and other executives attend Compensation Committee meetings, but they are excused from meetings when certain matters of executive compensation are discussed, as appropriate. The Compensation Committee and independent members of the full Board make decisions with respect to the CEO’s compensation package without him present.

Role of Compensation Consultant

For 2011 and 2012, the Compensation Committee engaged Radford, an Aon Hewitt company, to provide compensation consulting services. Radford serves at the discretion of the Compensation Committee. Radford provides the following services:

•	Reviews our executive compensation philosophy;

•	Updates the peer group of companies used in analyzing our executive compensation program for the year;

•	Updates the long-term incentive and retention analysis components of our executive compensation review;

•

On an annual basis, reviews and assists with recommendations regarding the current executive compensation levels relative to the market and our performance, including with respect to the retention and promotion of executive officers;

•	Reviews and assists with recommendations regarding compensation levels for executive new hires;

•

On an annual basis, assists the Compensation Committee in updating guidelines for stock awards for both executives and employees as a whole, including making recommendations with respect to the design of the performance criteria for performance shares;

•	Supports our preparation of documents to be filed with the Securities and Exchange Commission, such as its proxy statement and annual report, with respect to compensation matters;

•	Keeps the Compensation Committee posted on developments on executive compensation over the course of the year;

•	Attends meetings of the Compensation Committee as requested; and

•	Provides such other assistance as deemed necessary by the Compensation Committee.

Radford also was specifically retained in 2011 to:

•	Provide market data on the correlation between pay and performance;

•	Consult with the Compensation Committee on the appropriate total stockholder return (“TSR”) index for performance shares; and

•	Advise the Compensation Committee regarding guidelines for non-executive employee equity.

Peer Companies

The Compensation Committee compares and analyzes our executive officers’ compensation with those of a peer group of companies. The companies are chosen based on their respective businesses, revenues, market capitalization and number of employees. The peer group also includes companies with which we compete in attracting executive talent. In 2011, the Compensation Committee engaged Radford to recommend the companies to comprise our peer group. Radford compiled data on the peer companies through publicly available information and from data collected in the Radford Executive High Technology Survey for companies with revenues between $1 billion and $3 billion. Survey data is used to supplement the specific peer companies for two purposes. First, we recruit from, and our employees also are recruited by, a broader group of companies than the peer companies. The survey data provides a broader understanding of the compensation levels being paid across a larger group of similarly-sized technology companies. Second, the survey data validates the data drawn from the smaller group of peer companies, helping avoid “outlier” companies unduly influencing the recommendations to the Compensation Committee. The Compensation Committee did not look at companies within the survey group individually, but instead combined this information with the compensation information of our peer companies to arrive at a final market data point for comparative purposes. For purposes of Radford’s analysis, the peer group and the survey data were blended to reflect the overall market.

After analyzing the peer group data at the beginning of 2011, the Compensation Committee determined that we had grown solidly into our peer group as our revenues were at approximately the 33rd percentile. Therefore, at that time the Compensation Committee did not make any changes in the peer group used for conducting compensation analyses for 2011, other than the exclusion of Palm, Inc. due to its acquisition in 2010. The table below set forth the initial peer group for 2011 (the “Initial Peer Companies”):

2011 Initial Peer Companies

• 3Com Corporation	• Citrix Systems, Inc.	• Nuance Communications, Inc.

• Activision Blizzard, Inc.	• Intuit, Inc.	• Plantronics, Inc.

• Autodesk, Inc.	• JDS Uniphase Corporation	• Sybase, Inc.

• Avid Technology, Inc.	• Juniper Networks, Inc.	• Synopsys, Inc.

• BMC Software, Inc.	• McAfee, Inc.	• Trimble Navigation Limited

• Brocade Communications Systems, Inc.	• Novell, Inc.	• VeriSign, Inc.

• Cadence Design Systems, Inc.

However, in May 2011 the Compensation Committee determined that the Initial Peer Companies had been reduced to a level below what it believed was needed for a sufficient sample size for conducting compensation analyses due to the acquisitions of 3Com Corporation, McAfee, Inc. and Sybase, Inc., along with the acquisitions of other companies that previously were in our peer group. Accordingly, the Compensation Committee approved the addition of the following as peer companies in 2011: F5 Networks, Inc., Informatica Corporation, Logitech International S.A., NetApp, Inc., Riverbed Technology, Inc., salesforce.com, inc., and TIBCO Software, Inc. The Compensation Committee also approved, upon the recommendation of Radford, the removal of Activision Blizzard, Inc. because its financial profile no longer fit within the peer group guidelines the Compensation Committee followed due to its growth in revenue and market capitalization. The chart below shows a comprehensive list of peer companies for 2011 after the adjustments discussed above were made (the “Adjusted Peer Companies,” together with the Initial Peer Companies, the “Peer Companies”):

2011 Adjusted Peer Companies

• Autodesk, Inc.	• Intuit, Inc.	• Plantronics, Inc.

• Avid Technology, Inc.	• JDS Uniphase Corporation	• Riverbed Technology, Inc.

• BMC Software, Inc.	• Juniper Networks, Inc.	• salesforce.com, inc.

• Brocade Communications Systems, Inc.	• Logitech International S.A.	• Synopsys, Inc.

• Cadence Design Systems, Inc.	• NetApp, Inc.	• TIBCO Software, Inc.

• Citrix Systems, Inc.	• Nuance Communications, Inc.	• Trimble Navigation Limited

• F5 Networks, Inc.	• Novell, Inc.	• VeriSign, Inc.

• Informatica Corporation

In 2011, Radford assisted the Compensation Committee and the independent directors in reviewing executive compensation for our NEOs by comparing market data against the pay elements of our executive compensation program including: base salary, short-term cash incentives, and long-term equity-based incentives. Radford analyzed our pay practices against our Peer Companies, and the market in general, and made recommendations for base salary adjustments, bonus payouts and long term equity grants for our NEOs and other executive officers, consistent with our executive compensation philosophy. All recommendations, together with individual performance, market positioning and executive input contributed to the Compensation Committee’s final pay recommendations. In February 2011, Radford assisted the Compensation Committee and the independent directors in reviewing 2011 compensation for the CEO and long-term equity incentives for executives using the Initial Peer Companies. Radford recommended considering merit adjustments in base salary and target short-term cash incentives based on individual performance and market competitiveness during the next regularly scheduled performance review cycle and no changes to the structure of bonuses. In May 2011, Radford assisted the Compensation Committee in reviewing 2011 base salaries and target short-term cash incentives for executives in the same manner as described herein using the Adjusted Peer Companies.

Components of Compensation

The principal components of our executive officer compensation include:

•	Base salary;

•	Short-term cash incentives (which we commonly refer to as bonuses);

•	Long-term equity-based incentives;

•	Termination and change of control arrangements;

•	Retirement benefits provided under a 401(k) plan; and

•	Executive perquisites and generally available benefit programs.

We selected these components because we believe each is necessary to help us attract and retain the executive talent on which our success depends. These components also allow us to reward performance throughout the year and to provide incentives that balance appropriately the executive’s focus between our short-term and long-term strategic goals. The Compensation Committee believes that this set of components is effective and will continue to be effective in achieving the objectives of our compensation program and philosophy.

The Compensation Committee reviews the entire executive compensation program at least annually. The Compensation Committee is aided in this review by Radford. However, the Compensation Committee may review one or more components at any time as considered necessary or appropriate to ensure such components remain competitive and appropriately designed to reward performance.

In 2011 and 2012, the Compensation Committee continued to review compensation tally sheets that show the total compensation package for each executive officer in the prior year. The tally sheets include information on base salary, short-term cash incentives, and long-term equity-based incentives, as well as an executive officer’s employee benefits and perquisites and estimates of severance or other benefits payable in the event of certain terminations of employment. The tally sheets provided minimum, target and maximum amounts for 2011 (and target and maximum amounts in 2012) with respect to short-term cash incentives, long-term equity-based incentives and any other applicable benefits. The purpose of the tally sheets is to provide the Compensation Committee with a comprehensive snapshot of each executive officer’s compensation based on the prior year’s compensation decisions to allow the Compensation Committee to make more informed compensation decisions for the current year.

Target Compensation

Relative to our Peer Companies, these are the elements of compensation we reviewed for 2011 and 2012:

•	Base salary;

•	Target short-term cash incentives; and

•	Long-term equity-based incentives.

In general, compensation is targeted to be within a competitive range around the following percentiles as compared to the Peer Companies:

Elements of Compensation	2011 Target	2011 Target Range

Base salary	50th percentile	+/- 10% of target percentile

Target short-term cash incentives	75th percentile with greater than 75th percentile for above plan performance	+/- 15% of target percentile

Long-term equity-based incentives	50th percentile	+/- 30% of the target percentile

Since we target executive compensation within the competitive ranges shown above, references to targeted percentiles in this Compensation Discussion and Analysis are discussions of these targeted competitive ranges. In setting the compensation for a particular NEO, the Compensation Committee considers both individual and corporate factors, as well as market data with respect to similarly situated individuals at the applicable peer companies, in order to determine the appropriate level of compensation for each NEO. Consequently, if there are differences in the amount or type of compensation paid among the NEOs, including the CEO, the differences are primarily due to a similar disparity among positions within the applicable peer companies generally, as well as other factors such as an NEO’s tenure, new hire incentives, experience, skills, knowledge, responsibilities and performance. These and other subjective factors may influence the Compensation Committee’s decision regarding the compensation level and package that is appropriate for a particular NEO. However, the weight given to these factors by the Compensation Committee cannot be quantified and is not determined under a formula. Further, our actual performance as compared to the applicable performance goals with respect to performance-based compensation may result in a compensation level and package above or below the target. For example, performance goals that are stretch goals and are especially challenging to achieve may result in below-target compensation.

In 2012, following the retirement of Michael R. Kourey as our Executive Vice President, Finance and Administration and Chief Financial Officer in February 2012, we hired Eric F. Brown to serve as Chief Operating Officer, Chief Financial Officer, and Executive Vice President. In negotiating Mr. Brown’s new hire compensation, the Compensation Committee reviewed and considered the total target cash compensation and equity position that Mr. Brown had with his then-current employer as well as his anticipated role and responsibilities with us, and provided a compensation package that offered him approximately similar total target cash and equity opportunities compared to his then-current employer, if we met our 2012 goals. We believed this was necessary in order to attract Mr. Brown to join our company and to provide him with the necessary incentives to drive and grow our business.

Non-GAAP Measures

We use GAAP revenue and non-GAAP measures of operating results, which are adjusted to exclude certain costs, expenses, gains and losses that management believes appropriate to enhance an overall understanding of our past financial performance as well as our future potential. Non-GAAP results are an indication of our performance before gains, losses or other charges that are considered by management to be outside of our core results and are excluded by management for purposes of internal budgets and making operating decisions. In addition, these adjusted non-GAAP results are among the primary indicators management uses as a basis for the planning and forecasting of future periods. As a result, the Compensation Committee also utilizes these non-GAAP measures as a means of measuring and rewarding executive performance, as appropriate.

Base Salary

We provide base salary to our NEOs and other employees to compensate them for services rendered on a day-to-day basis. The Compensation Committee typically reviews NEOs’ salaries in the second quarter of the year in conjunction with performance evaluations. Increases generally are awarded within the context of our overall annual merit increase budget before considering more specific individual and market competitive factors. The Compensation Committee does not apply specific formulas to determine increases.

In early 2011, the Compensation Committee reviewed Mr. Miller’s compensation and considered his strong performance in 2010 as our President and CEO, our strong financial and operating performance in 2010 and market analysis confirming that Mr. Miller’s base salary fell well below the 50th percentile range of the Initial Peer Companies. Following this review, and in line with our pay-for-performance philosophy, the Compensation Committee recommended, and the independent directors approved, an increase in Mr. Miller’s annual base salary to $750,000, effective February 2011, which brought his base salary level to within the 50th percentile range.

In mid-2011, the Compensation Committee reviewed executive compensation data provided by Radford assessing our current executive base salary levels against market levels for similarly situated individuals at the Adjusted Peer Companies. The Compensation Committee reviewed this data in light of our compensation philosophy of establishing competitive salaries targeted to be within a competitive range around the market 50th percentile of the Adjusted Peer Companies. Pursuant to this data, Radford concluded that the majority of the NEOs’ base salaries were generally in line with our target market position. Ms. Newell’s base salary for 2011 was determined in connection with her hire in August 2011. Ms. Newell’s compensation package based on her hire is discussed further in detail below under the section titled “Other Changes to and Determinations of Compensation” on page 44.

With respect to the other NEOs, after considering Radford’s analysis, the relevant market data, and each executive’s performance, the Compensation Committee approved merit increases, resulting in a base salary increase for several of the direct reports to the CEO, including the NEOs other than the CEO. The base salary increases for the NEOs, other than the CEO, ranged from 3-5%.

As demonstrated in the following table, other than with respect to Messrs. Kourey and Darwish, each NEO’s respective 2011 base salary after the increases took effect were within the 2011 target range, based on the 50th percentile. The base salary increases took effect in February 2011 for Mr. Miller and in July 2011 for all other NEOs.

Named Executive Officer	Base Salary Level ($)	Low End of 50th Percentile Range ($)	High End of 50th Percentile Range ($)	Position in 50th Percentile Range
Andrew M. Miller	750,000	717,091	867,680	Within
Michael R. Kourey	461,440	380,545	460,460	Above
Sayed M. Darwish	401,700	321,455	388,960	Above
Tracey E. Newell (1)	400,000	—	—	—
Sudhakar Ramakrishna	420,000	354,364	428,780	Within

(1)	Ms. Newell joined Polycom in July 2011 and, as a result, the base salary determinations that occurred in the first half of the year did not include her.

The variances from the targeted market position with respect to the base salaries payable to Messrs. Kourey and Darwish were not considered to be significant and are attributable to a combination of tenure, performance, and/or responsibilities.

Mr. Brown’s base salary was determined in connection with his hiring in February 2012, and was set at $600,000, which was at the same level as his base salary with his prior employer. We believed this was necessary in order to recruit him to Polycom.

Target Short-Term Cash Incentives

In November 2010, the independent directors approved an increase to Mr. Darwish’s target short-term cash incentives to 75%, effective January 1, 2011, in connection with his promotion to executive vice president, bringing him to within the targeted 75th percentile range. In February 2011, the Compensation Committee reviewed the target short-term cash incentives for the NEOs as compared to the Initial Peer Companies. Following the review, the Compensation Committee recommended, and the independent directors approved, leaving Mr. Miller’s target short-term cash incentives percentage at 100% of base salary, which is below the targeted 75th percentile range for target short-term cash incentives, as they believed Mr. Miller’s overall compensation package to be competitive.

The Compensation Committee again reviewed the target short-term cash incentives for the NEOs in June 2011 as compared to the Adjusted Peer Companies. Following the review, (i) Mr. Ramakrishna’s target short-term cash incentives were increased to 80%, effective July 1, 2011, bringing him to within the targeted 75th percentile range and (ii) the Compensation Committee approved of leaving Mr. Kourey’s target short-term cash incentive at 80% of base salary, which is below the targeted 75th percentile range, as it believed Mr. Kourey’s overall compensation package to be competitive.

Named Executive Officer	Target Short-Term Incentive (%)	Low End of 75th Percentile Range (%)	High End of 75th Percentile Range (%)	Position in 75th Percentile Range
Andrew M. Miller	100	113	150	Below
Michael R. Kourey	80	83	109	Below
Sayed M. Darwish	75	65	86	Within
Tracey E. Newell (1)	80	—	—	—
Sudhakar Ramakrishna	80	74	98	Within

(1)	Ms. Newell joined Polycom in July 2011 and, as a result, the short-term cash incentive determinations that occurred in the first half of the year did not include her.

2011 Short-term Cash Incentives

To focus each executive officer on the importance of achieving our goals, typically a substantial portion of the officer’s potential annual compensation is set in the form of short-term cash incentive compensation that is tied to achievement of those goals. We maintain the Performance Bonus Plan under which our NEOs are eligible to receive bonuses.

Performance Bonus Plan.    Our Performance Bonus Plan is intended to focus our executive officers on meeting and exceeding our operating plan and maximizing our delivery of rewards to its stockholders and employees. The Performance Bonus Plan is intended to permit the payment of bonus awards that qualify as performance-based compensation under Section 162(m) of the Code. Under the Performance Bonus Plan, bonuses are paid only if the performance goals set by the Compensation Committee at the beginning of the applicable performance period are achieved. In setting the performance goals, the Compensation Committee assesses the anticipated difficulty and relative importance to the success of Polycom of achieving the performance goals. Accordingly, the actual awards (if any) payable for any given year will vary depending on the extent to which actual performance meets, exceeds or falls short of the goals approved by the Compensation Committee. The Compensation Committee has the discretion to determine whether a bonus will be paid in the event an executive terminates employment before the bonus is scheduled to be paid. In addition, the Compensation Committee has discretion to decrease (but not increase) the bonuses that otherwise would be paid under the Performance Bonus Plan based on actual performance versus the specified goals.

For 2011, the Compensation Committee approved two six-month performance periods beginning on January 1, 2011, and July 1, 2011. There were two, equally weighted performance goals for NEOs under the Performance Bonus Plan in 2011—revenue and non-GAAP operating income—which were measured against corresponding target amounts set forth in our 2011 annual operating plan. These comparisons yielded an achievement percentage for each of the applicable performance goals, which were then further compared to a pre-determined matrix that yielded a percentage to be applied to each NEO’s target bonus amount. The

Compensation Committee, in consultation with Radford, chose the performance goals, which were the same goals that applied to 2010 bonuses in order to motivate and align the NEOs to work toward these common objectives as a team to achieve our success in 2011.

Each NEO’s target bonus amount was allocated equally among the two performance periods. The Compensation Committee believed that a semi-annual bonus plan would provide incentives that drive achievement of the fiscal 2011 operating plan, but also would maintain flexibility to set performance goals for the second half of the year based on the market conditions at that time if necessary and appropriate. This semi-annual plan design was intended to ensure that the goals remained challenging and that attainment of them was not unrealistic. The Compensation Committee believed that this flexibility would help ensure that our management team remained motivated throughout an unpredictable year.

The actual award (if any) payable for 2011 depended on the extent that actual performance met, exceeded or fell short of the pre-approved performance goals. The following table describes actual awards paid to our NEOs participating under the Performance Bonus Plan for all of 2011 based on the achievement levels of the performance goals over the two six-month performance periods:

Named Executive Officer	2011 Base Salary ($)	Target 2011 Award as Percentage of Earned Base Salary (%) (1)	Target Potential Award Range as Percentage of Target (%) (1)	Actual 2011 Award ($)	Actual Total 2011 Award as Percentage of Target Award (%) (2)
Andrew M. Miller (3)	750,000	100	0 to 250	692,000	96
Michael R. Kourey (4)	461,440	80	0 to 250	347,613	96
Sayed M. Darwish (5)	401,700	75	0 to 250	283,696	96
Tracey E. Newell (6)	400,000	80	0 to 250	94,160	66
Sudhakar Ramakrishna (7)	420,000	80	0 to 250	299,880	96

(1)	No bonus was payable if a minimum of 80% achievement of each applicable performance goal was not met.
(2)	With the exception of Ms. Newell, who was hired during the second half of fiscal 2011, the actual percentage of target awards for the NEOs was calculated based on the average of 126% of target achieved in the first half of fiscal 2011 and 66% of target achieved in the second half of fiscal 2011.
(3)	Mr. Miller’s base salary was increased from $600,000 to $750,000, effective February 23, 2011. Accordingly, his first half actual award was based on a percentage of $352,778, his total earnings for the first half of fiscal 2011. His second half actual award was based on a percentage of $375,000, his total earnings for the second half of fiscal 2011.
(4)	Mr. Kourey’s base salary was increased from $448,000 to $461,440, effective July 1, 2011. Accordingly, his first half actual award was based on a percentage of $224,000, his total earnings for the first half of fiscal 2011. His second half actual award was based on a percentage of $230,721, his total earnings for the second half of fiscal 2011.
(5)	Mr. Darwish’s base salary was increased from $390,000 to $401,700, effective July 1, 2011. Accordingly, his first half actual award was based on a percentage of $195,000, his total earnings for the first half of fiscal 2011. His second half actual award was based on a percentage of $200,850, his total earnings for the second half of fiscal 2011.
(6)	Ms. Newell joined Polycom in July 2011, and as a result, her actual 2011 award was prorated to the number of days she was employed with Polycom during the second half of fiscal 2011.
(7)	Mr. Ramakrishna’s base salary was increased from $400,000 to $420,000 and his target bonus percentage was increased from 75% to 80% effective July 1, 2011. Accordingly, his first half actual award was based on 75% of $200,000, his target bonus percentage and total earnings for the first half of fiscal 2011. His second half actual award was based on 80% of $210,000, his target bonus percentage and total earnings for the second half of fiscal 2011.

For the first half-year of 2011, we achieved the company-wide revenue objective at 100% of target and the company-wide non-GAAP operating income percent objective at 113% of target. This resulted in bonuses to be paid to our NEOs (except for Ms. Newell, who joined us in July 2011) under the Performance Bonus Plan for the first half-year performance period of fiscal 2011 equal to 126% of each NEO’s respective first-half year target amounts. For the second half of 2011, due to what we believe was a combination of a mixed macroeconomic environment and improvements needed in our go to market execution in North America, we achieved the company-wide revenue objective at 91% of target and the company-wide non-GAAP operating income percent objective at 87% of target. This resulted in bonuses to be paid to our NEOs under the Performance Bonus Plan for the second half-year performance period during fiscal 2011 equal to 66% of their respective second-half year target amounts.

Difficulty in Achieving Performance Targets under the Performance Bonus Plan for 2011.    Achievement of the performance goals under the Performance Bonus Plan is measured against targets set forth in our operating plan, which is developed by management and approved by the Board. The operating plan is designed to encourage our growth and development and therefore is intentionally challenging and expected to be achieved by management and Polycom as a whole only with significant effort and skill. As the performance goals and target levels set by the Compensation Committee are based on our operating plan, the difficulty in achieving the performance goals at the target levels reflects the inherent difficulty in achieving the goals and objectives set forth in the operating plan. Further, as discussed above, bonuses for 2011 would be payable at target levels only upon substantial overachievement of the performance goals in our operating plan.

In addition to the challenging goals set in 2011, we made significant investments in the business in support of our long term strategic initiatives as well as to improve our go-to-market execution in North America, which further limited executive officers abilities to achieve the targets set forth in the operating plan. Achievement of a maximum payout would require substantial efforts by the executive officer and very high levels of company performance that historically have not been attained. The following table sets forth prior year payouts of cash incentive compensation received by our named executive officers (at such time) as a percentage of their target bonus amount based upon actual earnings:

Fiscal Year	Range of Cash Incentive Payouts
2009	0% to 12.2%(1)
2010	51% to 81%(2)
2011	96%(3)

(1)	Excludes Mr. Miller’s guaranteed bonus under the Management Bonus Plan.
(2)	Reflects discretionary bonuses in the first half of 2010 to one named executive officer and a second half 2010 bonus payout to named executive officers for the six month performance period from July 1, 2010 to December 31, 2010. There was no bonus plan in place for named executive officers, and therefore no bonuses were paid under a bonus plan in the first half of 2010.
(3)	Excludes second half 2011 bonus payout to Ms. Newell that was prorated for her hire date in July 2011, which equaled 66%.

CEO Discretionary Bonus.    In February 2012, consistent with our pay-for-performance philosophy, the independent members of the Board, as part of their review of the company’s performance and executive compensation, approved a discretionary cash bonus in the amount of $150,000 to Mr. Miller for among other things, his continued contributions in 2011 in transforming our long-term strategy and vision with the right balance between profitability and investment, in driving a customer-focused culture, and in building a world class leadership team.

2011 New Hire Bonus.    In connection with her hire in July 2011, Ms. Newell became entitled to receive a signing and retention bonus in the amount of $212,000, payable over the two quarters following her hire date, subject to her continued employment with us through each such date. Her new hire compensation package is discussed further below.

2012 Short-Term Cash Incentives.    For 2012, the Compensation Committee reviewed the target short-term cash incentives for the NEOs and, with the exception of Mr. Miller, the NEOs’ target short-term cash incentives were within the stated market position as compared to the Adjusted Peer Companies. No adjustments were made to the target incentives percentages for our NEOs for 2012. Mr. Brown’s target incentives percentage for 2012 was set at 100%. This percentage was determined in connection with his new hire package, and was intended to provide him with a substantially similar total target cash compensation as compared to the compensation at his previous employer, if we met our revenue and non-GAAP operating income goals. We believed this was necessary in order to provide Mr. Brown with the appropriate financial incentives to join us from his prior employer.

Each of our NEOs is eligible to participate in the 2012 Performance Bonus Plan, except for Mr. Brown who is eligible to participate in the 2012 Management Bonus Plan because his hire date was past the deadline to participate in the 2012 Performance Bonus Plan for the first half of 2012. Mr. Brown will be eligible to participate in the 2012 Performance Bonus Plan effective July 1, 2012. The 2012 Performance Bonus Plan and 2012 Management Bonus Plan are structured similarly to the 2011 Performance Bonus Plan and provide for two six-month performance periods and two, equally weighted performance goals—revenue and non-GAAP operating income—which will be measured against corresponding target amounts set forth in our 2012 annual operating plan. We expect that, similar to the 2011 bonuses, achievement of the performance goals under the 2012 Performance Bonus Plan and 2012 Management Bonus Plan will be challenging and require management to expend significant efforts to achieve target level performance in 2012 under the bonus plans.

2012 New Hire Bonus.    In connection with his hiring in February 2012, Mr. Brown also became entitled to receive a signing and retention bonus in the amount of $500,000, payable in four equal installments in April 2012, July 2012, October 2012, and January 2013, subject to his continued employment with us through each such date. The signing and retention bonus is subject to 100% repayment if Mr. Brown voluntarily terminates his employment (other than for Good Reason as defined in the Executive Severance Plan) before the second year anniversary of his employment. His new hire compensation package is discussed further below.

Long-Term, Equity-Based Incentives

The goal of our long-term equity-based incentive program is to better align the interests of executive officers with our stockholders. The Compensation Committee determines the size of long-term, equity-based incentives based on each executive’s position within Polycom and seeks to set a level that will create a meaningful opportunity for stock ownership. In addition, the Compensation Committee takes into account an individual’s recent performance, his or her potential for future responsibility and promotion, the number and value of unvested equity awards already held by each individual and comparable awards made to individuals in similar positions with the Peer Companies.

In February 2011, the Compensation Committee, with the assistance of its compensation consultant, reviewed the awards made to similarly situated executives at the Initial Peer Companies, comparing:

•	The number of option equivalents subject to awards granted to an individual in a given role or position (or for 2011, annual long-term incentive values of awards to such individuals);

•

The value of the grant using a Black-Scholes valuation for options and the grant date value for full value equity awards for each role or position as compared to the value of the grants at the peer companies for each role or position, using a value that is consistent with FASB ASC Topic 718 (“ASC 718”);

•

The number of shares granted as a percent of our total shares outstanding for each role or position compared to the number of shares granted as a percent of the Initial Peer Companies’ total common shares outstanding for each role or position; and

•	The individual’s vested and unvested equity positions.

Equity Award Practices.    Equity-based awards are granted to our employees, including executive officers, under our equity plans. At the 2011 Annual Meeting, stockholders approved a new 2011 Equity Incentive Plan (the “2011 Plan”) so that we may continue to be able to attract, motivate and retain our employees through grants of equity awards, as well as receive a federal income tax deduction for certain awards intended to constitute “performance-based compensation” under Section 162(m) of the Code. In connection with the adoption of the 2011 Plan, we terminated our 2004 Equity Incentive Plan (the “2004 Plan”), but equity awards granted under the 2004 Plan will continue to be governed by the 2004 Plan, including equity awards granted to our employees and executive officers in 2011 prior to the adoption of the 2011 Plan.

All equity awards are approved by the Compensation Committee on the grant date, and all option grants have a per share exercise price equal to the fair market value of our common stock on the grant date. The Compensation Committee has not delegated authority to grant stock options or other equity awards under the 2004 Plan or 2011 Plan; therefore, the authority to grant equity awards currently resides solely with the Compensation Committee.

The Compensation Committee historically has not had, and does not intend to establish, any program, plan or practice of timing the grant of equity awards to its executive officers in coordination with the release of material non-public information that is likely to result in either an increase or decrease in the price of our common stock. In addition, to the extent our stock price immediately increases following the grant of equity awards, recipients will not realize the full value of such increase given that full value equity awards typically vest over a two- or three- year period (with the use of one-year awards as deemed appropriate in certain instances), and options typically vest over a four-year period.

Equity Awards.    For 2011 and 2012, the Compensation Committee has continued the practice of granting a combination of performance shares and time-based restricted stock units to director-level employees and above. The Compensation Committee has continued this practice after consulting with Radford and considering a number of factors, including the retentive value of outstanding long-term, equity-based incentives held by our employees (including the NEOs), the importance of rewarding key employees for continued dedication and loyalty, trends regarding long-term, equity-based incentives, and alternative performance measures that will appropriately reflect our long-term stockholder objectives.

2011 Equity Awards.    For 2011 grants, the Compensation Committee, with the assistance of Radford, reviewed our long-term, equity-based incentive program including the competitive position of the outstanding equity positions held by our NEOs. The Compensation Committee considered Mr. Miller’s equity award recommendations (other than with respect to awards to be granted to himself), which were intended to fall within the 2011 targeted range of our compensation philosophy for long-term equity incentives. After considering the recommendations made by Radford and Mr. Miller, the Compensation Committee also considered retention concerns, executive tally sheets, target total direct compensation, each NEO’s competitiveness relative to the market, 2010 individual performance and expected future contribution, the Compensation Committee (and the independent members of the Board, in the case of Mr. Miller) approved the following equity grants to the NEOs:

Named Executive Officer	2011 Restricted Stock Units (#) (1)	Target 2011 Performance Shares (TSR) (#) (1)	Target 2011 Restricted Stock Units and Performance Share Values ($) (2)(3)	Low End of 50th Percentile Range ($)	High End of 50th Percentile Range ($)	Position in 50th Percentile Range (4)
Andrew M. Miller	58,000	58,000	2,639,000	2,272,923	3,841,240	Within
Michael R. Kourey	15,000	15,000	688,950	667,923	1,128,790	Within
Sayed M. Darwish	14,500	14,500	665,985	391,923	662,350	Above
Tracey E. Newell (5)	—	—	—	—	—	—
Sudhakar Ramakrishna	18,500	18,500	849,705	502,385	849,030	Above

(1)	Share amounts reflect adjustments as a result of the 2-for-1 stock split in July 2011.

(2)	On February 23, 2011, the effective date of the CEO’s performance shares and restricted stock unit grants, the fair market value (or closing trading price) of our common stock on NASDAQ was $22.75 (as adjusted), which was used to calculate the value of the CEO’s awards.
(3)	On February 22, 2011, the effective date of the NEOs’ (other than Mr. Miller’s) performance shares and restricted stock unit grants, the fair market value (or closing trading price) of our common stock on NASDAQ was $22.965 (as adjusted), which was used to calculate the value of such NEOs’ awards.
(4)	Certain grants fall slightly above the targeted market range due to the fact that our stock price increased between the date that competitive data was prepared for the Compensation Committee and the grant date of the awards.
(5)	Ms. Newell joined Polycom in July 2011 and, therefore, did not receive equity awards in February 2011. Ms. Newell’s new hire awards are described below.

As indicated in the table above, we granted a combination of performance shares and time-based restricted stock units to our NEOs, as we did in 2010 and as described above. Restricted stock units are scheduled to vest in three equal, annual installments on the anniversary of the award’s grant date, subject to continued employment with us through each vesting date. The performance shares indicated as “TSR” in the table above vest based upon achievement of targets in TSR during three successive, one-year performance periods beginning on January 1, 2011, and continuing through 2013, subject to continued employment through each vesting date. The target number of performance shares is allocated equally among the three performance periods and the number of performance shares that are eligible to vest ranges from 0% to 150% of the target number of performance shares allocated to each performance period. In prior years, the performance share cap was 200%. For 2011, the Compensation Committee chose to revise the cap downward to 150% as the Compensation Committee believed this would continue to recognize and reward the recipients for performance above the target level, while helping to manage our burn rate. If the performance criteria associated with a performance share award are not met in a particular period, the portion of performance shares allocated to such period will be permanently forfeited.

For awards granted in 2011, the TSR will be measured against the NASDAQ Index. For awards granted in previous years, such awards will continue to be measured on the Russell 2000 Index, which reflects the performance criteria against which they were granted. The Compensation Committee believed that the NASDAQ Index would be appropriate because we are a NASDAQ-listed company, the NASDAQ Index is inclusive of a large number of high technology companies, historical data showed a high correlation coefficient between us and the NASDAQ Index and ten-year backtesting data and Radford further supported the selection of the NASDAQ Index. The award level, award criteria, and target number of performance shares that may vest based on achievement of the TSR objective are as follows:

Award Level	Award Criteria	Target Number of Performance Shares That Will Vest

Minimum Award	TSR equals the 25th percentile of the NASDAQ Index (1)	Fifty percent (50%) of the target number of performance shares

Target Award	TSR equals the 50th percentile of the NASDAQ Index (2)	One hundred percent (100%) of the target number of performance shares

Maximum Award	TSR equals or exceeds the top percentile of the NASDAQ Index	One hundred fifty percent (150%) of the target number of performance shares

(1)	If TSR is below the 25th percentile of the NASDAQ Index, no vesting will occur for that performance period. For each additional percentile above the 25th percentile up to the 50th percentile, an additional two percent of the target number of performance shares becomes vested until reaching the 50th percentile.
(2)	If TSR is above the 50th percentile of the NASDAQ Index, an additional one percent of the target number of performance shares becomes vested for each additional percentile until reaching the top percentile.

For these 2011 annual awards, the Compensation Committee retains discretion to reduce the number of shares that otherwise would vest as a result of achievement of the performance goals, if they deem appropriate. Under these awards, the Compensation Committee in its discretion may reduce the number of shares (including to zero) in the event of Polycom’s negative material restatement of financials, certain acts by the award holder involving fraud, or material violations of laws or regulations or material breaches of fiduciary duties owed to Polycom that have a significant negative effect on our reputation or business. The Compensation Committee in its discretion also may reduce the number of shares to the target level if our stock price at the end of the relevant performance period results in the measurement of TSR that is substantially higher than the performance of our stock shortly preceding the last 30 days of such performance period (i.e., a change in the stock price of more than 40% in the last 30 days of the performance period as compared to the preceding 90-day period).

The achievement level against TSR targets is described in further detail under “Performance Share Results for 2011” below.

Supplemental Performance Shares.    In May 2011, in recognition of Mr. Miller’s exceptional performance as President and CEO following his promotion to that position in May 2010, we granted equity awards to Mr. Miller in a combination of 50% performance shares and 50% time-based restricted stock units. We believe that these award grants are appropriate as they are consistent with our long-term strategic goals and that the combination of time-based and performance-based awards is appropriate to accomplish our objectives of providing incentive and retention value to the NEOs. The awards granted are as follows:

Named Executive Officer	Restricted Stock Units (#) (1)(2)	Target Performance Shares (TSR) (#) (1)(3)
Andrew M. Miller	7,500	7,500

(1)	Share amounts reflect adjustments as a result of the 2-for-1 stock split in July 2011.
(2)	The restricted stock units are scheduled to vest annually in equal installments over a period of three years on the anniversary of the award’s grant date, subject to continued employment through each vesting date.
(3)	These performance shares are subject to achievement of the same levels of TSR and terms and conditions as described above with respect to the annual awards, except that the first performance period commenced on May 1, 2011 and concludes on April 30, 2012.

New Hire Awards.    In connection with Ms. Newell’s hire in July 2011, the Compensation Committee approved an equity grant to her in a combination of 50% performance shares and 50% time-based restricted stock units. The awards granted to Ms. Newell are set forth below. The number of shares was determined on a post-split basis.

Restricted Stock Units (#) (1)	Target Performance Shares (TSR) (#) (2)
36,989	36,988

(1)	The restricted stock units are scheduled to vest annually in equal installments over a period of three years on the anniversary of the award’s grant date, subject to continued employment through each vesting date.
(2)	The performance shares are subject to achievement of the same levels of TSR and terms and conditions as described above with respect to the 2011 annual awards.

Ms. Newell’s new hire compensation package is described further below.

In connection with Mr. Brown’s hire in February 2012, the Compensation Committee approved an equity grant to him in a combination of performance shares and time-based restricted stock units. The awards granted to Mr. Brown are set forth below. The size and vesting terms of the awards were determined after consideration of Mr. Brown’s equity position at his prior employer, and were intended to replace his equity opportunities with his prior employer and to align his interests with the interests of our stockholders.

Restricted Stock Units (#) (1)	Target Performance Shares (TSR) (#) (2)
215,000	100,000

(1)	The restricted stock units are scheduled to vest as follows: (i) 50% will vest annually over two years on the anniversary of the award’s grant date, (ii) 50% will vest annually over three years on the anniversary of the award’s grant date, and (iii) 65,625 shares subject to the award that are scheduled to vest in the first year will vest after six months, subject in all cases to continued employment through each vesting date.
(2)	The performance shares are subject to achievement based on the levels of targets in TSR measured against the NASDAQ Index during three successive, one-year performance periods beginning on January 1, 2012, and continuing through 2014, subject to continued employment through each vesting date. The target number of performance shares is allocated equally among the three performance periods, and the number of performance shares that are eligible to vest ranges from 0% to 150% of the target number of performance shares allocated to each performance period, subject to continued employment through each vesting date.

Performance Share Results for 2011.    Following the end of the 2011 performance period, the Compensation Committee determined that our TSR for 2011 was at approximately the 44th percentile ranking as compared to the NASDAQ Index. This ranking resulted in the vesting of 88% of the target number of the first one-third of the performance shares (as adjusted for our 2-for-1 stock split in July 2011) that were granted in 2011 measuring TSR performance against the NASDAQ Index. Our TSR for 2011 was at approximately the 39th percentile ranking as compared to the Russell 2000 Index. This ranking resulted in the vesting of 78% of the target number of the second and third tranches of the performance shares (as adjusted for our stock split in July 2011) that were granted in 2009 and 2010, respectively, measuring TSR performance against the Russell 2000 Index. The number of shares that vested or will vest during 2012 as a result of these achievements is as follows:

Named Executive Officer	Performance Shares (TSR) (#) (1)(2)
Andrew M. Miller	63,811
Michael R. Kourey	31,699
Sayed M. Darwish	21,934
Sudhakar Ramakrishna	17,126
Tracey Newell	10,849

(1)	These performance share results were certified in February 2012 by the Compensation Committee and the Board.
(2)	Share amounts reflect adjustments as a result of the 2-for-1 stock split in July 2011.

In addition, certain of Mr. Miller’s performance shares granted in 2009 are measured using our TSR performance as compared to the Russell 2000 Index during six-month performance periods. Our TSR result for the first six-month performance period in 2011 was at approximately the 96th percentile ranking, resulting in the vesting of 192% of the target 50,000 shares, or 96,000 shares in the aggregate. The second six-month performance period was at approximately the 11th percentile ranking, resulting in no shares vesting for Mr. Miller.

Other Changes to and Determinations of Compensation

New Hire Compensation

In July 2011, we hired Ms. Newell to be our Executive Vice President of Global Sales. In determining Ms. Newell’s compensation, the Compensation Committee considered the appropriate compensation package that would be required to recruit her to our company from her then-current employer, her expected contributions, and internal equity. The Compensation Committee also consulted Radford regarding the levels of compensation appropriate for the position.

In February 2012, we hired Mr. Brown to be our Chief Operating Officer, Chief Financial Officer, and Executive Vice President. In determining Mr. Brown’s compensation, the Compensation Committee considered the appropriate compensation package that would be required to recruit him to our company from his then-current employer, his compensation package at his then-current employer, and his expected contributions and responsibilities with us. The Compensation Committee also consulted Radford regarding the levels of compensation appropriate for his expected role and responsibilities with us.

Executive Stock Ownership Guidelines

Periodically, the Compensation Committee reviews the compensation practices of our peer companies including executive stock ownership policies. In 2009, the Compensation Committee engaged Radford to report on the executive stock ownership practices of our peer companies. Based on the report, the Compensation Committee considered the peer companies’ practices, including that in 2009, a majority of our peer companies had in place executive stock ownership guidelines. After reviewing Radford’s recommendations and taking into consideration corporate governance factors, the Compensation Committee made a recommendation, and the full Board approved formal stock ownership guidelines for our executive officers in early 2010. Pursuant to the guidelines, executive officers should have a minimum equity interest in the amount of 5,000 shares of our stock, other than our CEO who should have a minimum equity interest in the amount of 10,000 shares of our stock. These minimums should be met by the later to occur of the fifth anniversary of the executive’s commencement of employment with Polycom or February 4, 2015.

Termination and Change of Control Arrangements

One of the objectives of our compensation philosophy is to offer a total compensation program that takes into consideration the other compensation practices of our peer companies, including termination and change of control arrangements. We entered into change of control severance agreements with certain of our senior executive officers, including our NEOs. The change of control severance agreements generally provide for the payment of compensation to our NEOs upon termination of employment under certain conditions in the event of a change of control, including a termination without cause or for good reason following a change of control of Polycom. Additionally, the Compensation Committee approved an Executive Severance Plan in February 2010, under which our NEOs (including Ms. Newell and Mr. Brown following their respective hire dates) are eligible to participate. The Executive Severance Plan generally provides for the payment of compensation for the participating NEOs in the event of involuntary termination of employment other than for cause, death or disability, or voluntary termination for Good Reason (as defined therein) in the amount of two times’ base and target bonus amount for Mr. Miller and one times’ base and target bonus amount for the other NEOs. The various termination and change of control arrangements between Polycom and our executive officers are designed to meet the following objectives:

Arrangements	Objectives
Executive Severance Plan	The purpose of the Executive Severance Plan is to provide assurances of specified severance benefits to eligible employees of Polycom whose employment is subject to being involuntarily terminated other than for death, disability, or cause or voluntary termination for good reason. We believe that

Arrangements	Objectives
it is imperative to provide such individuals with severance benefits upon certain terminations of employment, which we recognize can be triggered at any time, to (i) secure their continued dedication to their work, notwithstanding the possibility of a termination by Polycom, and (ii) provide such individuals with an incentive to continue employment with Polycom. We believe that the benefits under the Executive Severance Plan are competitive relative to the severance protection provided to similarly situated individuals at the Initial Peer Companies and appropriate given that the benefits are subject to the executive officer’s entry into a release of claims in favor of Polycom and non-solicitation and nondisparagement obligations, and in certain cases where enforceable non-competition obligations, for one year following termination of employment.

Change of Control Severance Agreements	It is expected that from time to time we will consider the possibility of an acquisition by another company or other change of control. We recognize that such consideration can be a distraction to executive officers and can cause executive officers to consider alternative employment opportunities. We believe that it is imperative to provide such individuals with severance benefits upon their termination of employment following a change of control to (i) secure their continued dedication and objectivity, notwithstanding the possibility, threat or occurrence of a change of control, (ii) provide such individuals with an incentive to continue employment and motivate them to maximize our value upon a change of control for the benefit of its stockholders, and (iii) provide such individuals with enhanced financial security.

Other Arrangements	Certain executive officers reporting under Section 16 of the Exchange Act, including the NEOs, are entitled to a twelve-month post-termination exercise period with respect to certain stock options in the event of (i) the involuntary termination of their employment without cause, (ii) the voluntary termination of their employment for good reason, or (iii) their retirement. The Compensation Committee believes that these arrangements are appropriate to help retain and motivate the executives and consistent with prevailing market practice. See “Potential Payments Upon Termination or Change of Control—Termination or Change of Control Arrangements” for more detail on these arrangements.

We believe the terms and payout levels of our termination and change of control arrangements are consistent with current market practices and competitively necessary to attract and retain qualified executives. To ensure that the severance and change of control agreements continue to remain consistent with our compensation philosophy and current market practices, the Compensation Committee periodically reviews the severance agreement and change of control severance agreements. However, these termination and change of control arrangements do not affect our decisions regarding other elements of compensation.

In late 2009, the Compensation Committee engaged Radford to conduct a review of arrangements entered into by the then current Peer Companies with respect to severance benefits provided in the event of certain termination of an executive’s employment that occurs not in connection with a change of control. After considering the results of Radford’s review and the retention and motivational considerations with respect to its senior executives, the Compensation Committee determined that it was in our and our stockholders’ best interests to implement arrangements for our executives that would provide severance benefits upon such termination of employment. Accordingly, in February 2010, the Compensation Committee approved the Executive Severance Plan and determined the eligible participants under the plan, which included Messrs. Miller, Kourey, and Darwish. The Compensation Committee subsequently approved the participation of Mr. Ramakrishna, Ms. Newell and Mr. Brown in the Executive Severance Plan, as well as change of control severance agreements in connection with their hiring.

As described in further detail in the section entitled “Potential Payments Upon Termination or Change of Control—Termination or Change of Control Arrangements,” the Executive Severance Plan provides for certain payments based on the participant’s base salary as then in effect plus target bonus in effect in the last year that ended prior to the termination date, continued health benefits and outplacement assistance. The Executive Severance Plan does not provide for vesting acceleration of equity awards.

Retirement Benefits under the 401(k) Plan, Executive Perquisites and Generally Available Benefit Programs

In 2011, the Compensation Committee extended the relocation benefits Mr. Miller received in July 2009 pursuant to his offer letter (as revised and extended in August 2010) through August 2011. These relocation benefits included reimbursement of relocation costs and a tax gross-up with respect to such relocation benefits (up to a maximum amount of $12,500/month), as well as storage costs (up to a maximum amount of $480/month). Our Compensation Committee believed that this extension served an important retention function and provided Mr. Miller with valuable flexibility to focus primarily on the operations and strategy of the business while contemplating his relocation to California.

In 2011, the NEOs were eligible to participate in our employee stock purchase plan and the health and welfare programs that are generally available to other Company employees, including medical, dental, vision, life, short-term and long-term disability, employee assistance, flexible spending, and accidental death & dismemberment. In addition, we reimbursed executive officers for the cost of tax preparation and advisory services, subject to a maximum of $10,000 for our CEO and CFO and $5,000 for all other executive officers.

We also maintain a tax-qualified Polycom, Inc. 401(k) Plan (the “401(k) Plan”), which is broadly available to our general employee population. Under the 401(k) Plan, all Company employees are eligible to receive matching contributions from Polycom. The matching contribution for the 2011 401(k) Plan year was 50% of the first 6% of compensation contributed by employees to the 401(k) Plan, up to a maximum per participating employee of $2,000. We do not provide defined benefit pension plans or defined contribution retirement plans to its executive officers or other employees other than: (i) the 401(k) Plan or (ii) as required in certain countries other than the United States for legal or competitive reasons.

The 401(k) Plan and other generally available benefit programs allow us to remain competitive, and we believe that the availability of such benefit programs enhances employee loyalty and productivity. The benefit programs are primarily intended to provide all eligible employees with competitive and quality healthcare, financial protection for retirement and enhanced health and productivity. These benefit programs typically do not factor into decisions regarding executive compensation packages.

Accounting and Tax Considerations

We generally take into consideration the accounting and tax effect of each component of compensation when establishing the compensation programs, practices and packages offered to our executive officers and aims to keep the compensation expense associated with such programs, practices and packages within reasonable levels and an established budget.

Compliance with Section 162(m) of the Internal Revenue Code

Under Section 162(m), we generally receive a federal income tax deduction for compensation paid to our CEO and our three other most highly compensated NEOs (other than our CFO) only if the compensation is less than $1 million during any fiscal year or is “performance-based” under Section 162(m). We generally structure a significant portion of the non-salary compensation paid to our CEO and the three other most highly compensated NEOs (other than our CFO) as performance-based compensation. For example, cash compensation paid under the Performance Bonus Plan and performance shares granted under the 2004 Equity Incentive Plan and 2011 Equity Incentive Plan to these individuals are intended to qualify as “performance-based” compensation under Section 162(m). We may from time to time pay compensation or grant equity awards to our executive officers, however, that may not be deductible when, for example, we believe that such compensation is appropriate and in the best interests of our stockholders, after taking into consideration changing business conditions and/or the executive officer’s performance. Time-based restricted stock units, for instance, are not qualified under Section 162(m).

Section 409A of the Internal Revenue Code

Section 409A imposes additional significant taxes in the event that an executive officer, director or service provider receives “deferred compensation” that does not satisfy the requirements of Section 409A. Although we do not maintain a traditional nonqualified deferred compensation plan, Section 409A does apply to certain severance arrangements and equity awards. Consequently, to assist in avoiding additional tax under Section 409A, we have amended the severance arrangements described above and structured its equity awards in a manner intended to either avoid the application of Section 409A or, to the extent doing so is not possible, to comply with the applicable Section 409A requirements.

Accounting for Stock-Based Compensation

We account for stock-based awards in accordance with the requirements of ASC 718.

Compensation Committee Report

The Compensation Committee oversees our compensation policies, plans and benefit programs. The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on such review and discussions, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

Respectfully submitted by the members of the Compensation Committee of the Board of Directors

Betsy S. Atkins (Chair)

David G. DeWalt

William A. Owens

Summary Compensation Table

The following table presents information concerning the total compensation of (i) our principal executive officer, (ii) our principal financial officer, and (iii) our three most highly compensated executive officers, other than our principal executive officer and principal financial officer, who were serving as executive officers at the end of our fiscal year ended December 31, 2011 (our “named executive officers”). No disclosure is provided for 2009 or 2010 for those persons who were not named executive officers in 2009 and 2010. Share amounts reflect adjustments as a result of the 2-for-1 stock split in July 2011.

Name and Principal Position	Year	Salary ($)	Bonus ($) (1)	Stock Awards ($) (2) (3)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($) (4)	All Other Compensation ($) (5)	Total ($)
Andrew M. Miller	2011	727,778	150,000	3,270,901	—	692,000	175,967	5,016,646
Chief Executive Officer and President	2010	529,167	—	3,347,486	—	303,000	162,215	4,341,868
	2009	200,000	370,000	5,325,715	829,574	—	26,480	6,751,769

Michael R. Kourey (6)	2011	454,720	—	732,325	—	347,613	12,000	1,546,658
Former Executive Vice President, Finance and Administration and Chief Financial Officer	2010	437,700	—	2,028,920	—	180,992	12,000	2,659,612
	2009	427,400	—	662,700	—	—	12,000	1,102,100

Sayed M. Darwish	2011	395,850	—	707,916	—	283,696	2,000	1,389,462
Chief Legal Officer and Executive Vice President, Corporate Development and Secretary	2010	369,500	—	933,141	—	118,170	2,000	1,422,811
	2009	349,000	—	606,512	—	—	2,000	957,512

Tracey E. Newell (7)	2011	178,333	212,000	1,954,654	—	94,160	—	2,439,147
Executive Vice President of Global Sales

Sudhakar Ramakrishna (8)	2011	410,000	80,000	903,202	—	299,880	2,000	1,695,082
President of Products and Services	2010	90,909	—	1,902,000	—	68,864	750	2,062,523

(1)	For 2011, reflects bonuses awarded outside of the Performance Bonus Plan including: (i) $150,000 discretionary bonus to Mr. Miller for his fiscal 2011 performance; (ii) $212,000 sign-on bonus to Ms. Newell, in accordance with her offer letter; and (iii) $80,000 retention bonus to Mr. Ramakrishna, in accordance with his offer letter. For 2009, reflects a $250,000 sign-on bonus and a guaranteed bonus of $120,000 for Mr. Miller, in accordance with his offer of employment.
(2)	Reflects the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. The assumptions used in the valuation of these awards are set forth in the notes to our consolidated financial statements, which are included in our Annual Report on Form 10-K for the year ended December 31, 2011, filed with the SEC on February 17, 2012.

(3)	Includes both restricted stock units and performance shares. Amounts shown in the table reflect the target award level for performance shares, which we believe to be the probable outcome of the performance shares at the time the award is granted. If the outcomes for performance shares were achieved at the maximum award levels, the following values for stock awards would apply:

	2011		2010		2009
	Target (100%)	Maximum (150%)	Target (100%)	Maximum (200%)	Target (100%)	Maximum (200%)
Andrew M. Miller	3,270,901	4,139,726	3,347,486	5,232,397	5,325,715	6,523,179
Michael R. Kourey	732,325	926,250	2,028,920	3,278,015	662,700	1,023,900
Sayed M. Darwish	707,916	895,378	933,141	1,547,922	606,512	927,578
Tracey E. Newell	1,954,654	2,475,259	—	—	—	—
Sudhakar Ramakrishna	903,202	1,142.376	1,902,000	2,920,425	—	—

These amounts do not necessarily correspond to the actual value that was or may be recognized by the named executive officers.

(4)	For 2011, reflects awards for two six-month performance periods under the Performance Bonus Plan (except for Ms. Newell whose award was for the six-month period beginning July 1, 2011 and prorated to her start date of July 21, 2011). For 2010, reflects awards for the six-month performance period beginning July 1, 2010 under the Performance Bonus Plan (except for Mr. Ramakrishna whose award was for the six-month period beginning July 1, 2010 under the Management Bonus Plan and prorated to his hire date in October 2010). For 2009, reflects awards for two six-month performance periods under the Performance Bonus Plan.
(5)	For 2011, reflects: (i) 401(k) matching contributions by Polycom of $2,000 for each named executive officer, except Ms. Newell who joined Polycom in July 2011 and did not receive a matching contribution; (ii) reimbursement by Polycom of tax preparation services of $6,375 for Mr. Miller and $10,000 for Mr. Kourey; and (iii) relocation expenses in the amount of $106,623 ($167,592 on a grossed up tax basis) for Mr. Miller in accordance with the terms of his offer letter. For 2010, reflects: (i) 401(k) matching contributions by Polycom of $2,000 for each named executive officer, except Mr. Ramakrishna who joined Polycom in October 2010 and received a matching contribution of $750; (ii) reimbursement by Polycom of tax preparation services of $3,450 for Mr. Miller and $10,000 for Mr. Kourey; (iii) relocation expenses in the amount of $107,918 ($156,572 on a grossed up tax basis) for Mr. Miller in accordance with his offer letter; and (iv) a token gift at a Polycom event of $125 ($193 on a grossed up tax basis) for Mr. Miller. For 2009, reflects: (i) 401(k) matching contributions by Polycom of $2,000 for each named executive officer, except Mr. Miller; (ii) reimbursement by Polycom of tax preparation services of $10,000 for Mr. Kourey; and (iii) reimbursement of $18,250 ($26,480 on a grossed up tax basis) in legal fees in accordance with Mr. Miller’s offer letter.
(6)	Mr. Kourey retired from Polycom effective February 20, 2012 but remained with Polycom until March 7, 2012 to assist in the transition of his responsibilities and will continue to serve as an advisor to Polycom through May 7, 2012.
(7)	Ms. Newell joined Polycom in July 2011.
(8)	Mr. Ramakrishna joined Polycom in October 2010.

Grants of Plan-Based Awards in 2011

The following table presents information concerning each grant of an award made to a named executive officer in fiscal 2011 under any plan. Share amounts reflect adjustments as a result of the 2-for-1 stock split in July 2011.

Name	Grant Date		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)		Estimated Future Payouts Under Equity Incentive Plan Awards		All Other Stock Awards: Number of Shares of Stock or Units (#)(4)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($)	Grant Date Fair Value of Stock and Option Awards ($)(5)
			Target ($)	Maximum ($)	Target (#)	Maximum (#)
A. Miller	1/1/2011		352,778	881,945	—	—	—	—	—	—
	7/1/2011		375,000	937,500	—	—	—	—	—	—
	2/23/2011	(2)	—	—	58,000	87,000	—	—	—	1,499,688
	2/23/2011		—	—	—	—	58,000	—	—	1,319,500
	5/11/2011	(3)	—	—	7,500	11,250	—	—	—	237,963
	5/11/2011		—	—	—	—	7,500	—	—	213,750

M. Kourey	1/1/2011		179,200	448,000	—	—	—	—	—	—
	7/1/2011		184,577	461,442	—	—	—	—	—	—
	2/22/2011	(2)	—	—	15,000	22,500	—	—	—	387,850
	2/22/2011		—	—	—	—	15,000	—	—	344,475

S. Darwish	1/1/2011		146,250	365,625	—	—	—	—	—	—
	7/1/2011		150,638	376,594	—	—	—	—	—	—
	2/22/2011	(2)	—	—	14,500	21,750	—	—	—	374,923
	2/22/2011		—	—	—	—	14,500	—	—	332,993

T.Newell	7/1/2011		142,667	356,668	—	—	—	—	—	—
	8/4/2011	(2)	—	—	36,988	55,482	—	—	—	1,041,211
	8/4/2011		—	—	—	—	36,989	—	—	913,443

S.Ramakrishna	1/1/2011		150,000	375,000	—	—	—	—	—	—
	7/1/2011		168,000	420,000	—	—	—	—	—	—
	2/22/2011	(2)	—	—	18,500	27,750	—	—	—	478,349
	2/22/2011		—	—	—	—	18,500	—	—	424,853

(1)	Reflects target and maximum bonus amounts for the first half of fiscal 2011 performance (January 1, 2011 through June 30, 2011 performance period), except for Ms. Newell who joined Polycom in July 2011, and second half of fiscal 2011 performance (July 1, 2011 through December 31, 2011 performance period) under the Performance Bonus Plan, as described in “Compensation Discussion and Analysis—Short-term Cash Incentives.” There is no threshold payout amount. The actual bonus amounts were determined by the Compensation Committee in August 2011 and February 2012, respectively, and are reflected in the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table.”

(2)	Reflects target and maximum number of performance shares for fiscal 2011 performance granted under the 2004 Equity Incentive Plan (and under the 2011 Equity Incentive Plan for Ms. Newell due to her hire date), as described in “Compensation Discussion and Analysis—Long-Term, Equity-Based Incentives.” There is no threshold payout amount. See “Outstanding Equity Awards at 2011 Fiscal Year-End” for a further description of certain terms, including vesting schedules, relating to these awards. The actual number of shares to vest with respect to the first one-third tranche of the 2011 performance shares was certified by the Compensation Committee in February 2012. The table below reflects February 2012 payouts for these awards, as well as 10,849 shares from Ms. Newell’s August 4, 2011 award, which are reflected in the numbers below but whose first vesting and payout are scheduled to occur on August 4, 2012. The number of shares vesting represents a payout of 88% of the target award level:

Name	Number of Shares Vesting
A. Miller	17,012
M. Kourey	4,400
S. Darwish	4,252
T.Newell	10,849
S. Ramakrishna	5,426

(3)	Reflects target and maximum number of supplemental performance shares granted in May 2011 under the 2004 Equity Incentive Plan to Mr. Miller in recognition of his exceptional performance as President and Chief Executive Officer, as described in “Compensation Discussion and Analysis—Long Term, Equity-Based Incentives.” There is no threshold payout amount. See “Outstanding Equity Awards at 2011 Fiscal Year-End” for a further description of certain terms, including vesting schedules, relating to these awards.
(4)	Reflects restricted stock units granted under the 2004 Equity Incentive Plan (and under the 2011 Equity Incentive Plan for Ms. Newell). See “Outstanding Equity Awards at 2011 Fiscal Year-End” for a further description of certain terms, including vesting schedules, relating to these awards.
(5)	Reflects the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. The assumptions used in the valuation of these awards are set forth in the notes to our consolidated financial statements, which are included in our Annual Report on Form 10-K for the year ended December 31, 2011, filed with the SEC on February 17, 2012. These amounts do not necessarily correspond to the actual value that may be recognized by the named executive officers.

Outstanding Equity Awards at 2011 Fiscal Year-End

The following table presents information concerning unexercised options and stock that has not vested for each named executive officer outstanding as of the end of fiscal 2011. Share amounts reflect adjustments as a result of the 2-for-1 stock split in July 2011.

			Option Awards (1)					Stock Awards (2)
Name	Grant Date		Number of Securities Underlying Unexercised Options (#)		Option Exercise Price ($)	Option Expiration Date		Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($) (3)	Number of Unearned Shares or Units of Stock That Have Not Vested (#)	Market Value of Unearned Shares or Units of Stock That Have Not Vested ($) (3)
			Exercisable	Unexercisable
A. Miller	08/04/09		120,833	79,167	11.795	08/04/16		20,801	339,056	—	—
	08/04/09	(4)	—	—	—	—		—	—	100,000	1,630,000
	08/04/09	(5)	—	—	—	—		20,000	326,000	—	—
	08/04/09		—	—	—	—		26,666	434,656	—	—
	02/04/10		—	—	—	—		9,099	148,314	23,332	380,312
	02/04/10		—	—	—	—		23,332	380,312	—	—
	05/06/10		—	—	—	—		7,800	127,140	20,000	326,000
	05/06/10		—	—	—	—		20,000	326,000	—	—
	11/04/10		—	—	—	—		9,099	148,314	23,336	380,377
	11/04/10		—	—	—	—		23,334	380,344	—	—
	2/23/11		—	—	—	—		17,012	277,296	58,002	945,433
	2/23/11		—	—	—	—		58,000	945,400	—	—
	5/11/11		—	—	—	—		—	—	11,250	183,375
	5/11/11		—	—	—	—		7,500	122,250	—	—

M. Kourey	02/21/07		60,000	—	17.095	05/07/13	(6)	—	—	—	—
	02/20/09		—	—	—	—		11,700	190,710	—	—
	02/20/09		—	—	—	—		15,000	244,500	—	—
	02/04/10		—	—	—	—		9,099	148,314	23,332	380,312
	02/04/10		—	—	—	—		23,332	380,312	—	—
	05/06/10		—	—	—	—		6,500	105,950	16,668	271,688
	05/06/10		—	—	—	—		16,668	271,688	—	—
	02/22/11		—	—	—	—		4,400	71,720	15,000	244,500
	02/22/11		—	—	—	—		15,000	244,500	—	—

S. Darwish	02/20/09		—	—	—	—		10,402	169,553	—	—
	02/20/09		—	—	—	—		13,332	217,312	—	—
	02/04/10		—	—	—	—		7,280	118,664	18,664	304,223
	02/04/10		—	—	—	—		18,666	304,256	—	—
	02/22/11		—	—	—	—		4,252	69,308	14,502	236,383
	02/22/11		—	—	—	—		14,500	236,350	—	—

T.Newell	08/04/11		—	—	—	—		10,849	176,839	36,988	602,904
	08/04/11		—	—	—	—		36,989	602,921	—	—

S. Ramakrishna	11/04/10		—	—	—	—		11,700	190,710	30,000	489,000
	11/04/10		—	—	—	—		30,000	489,000	—	—
	11/04/10		—	—	—	—		4,000	65,200	—	—
	02/22/11		—	—	—	—		5,426	88,444	18,501	301,566
	02/22/11		—	—	—	—		18,500	301,550	—	—

(1)	Reflects options granted under the 2004 Equity Incentive Plan. Unless otherwise indicated below, all options granted to named executive officers vest over a four-year period, at a rate of 25% upon the first anniversary of the date of grant and then at a rate of 1/48th per month thereafter.
(2)	Reflects performance shares and restricted stock units under the 2004 Equity Incentive Plan and the 2011 Equity Incentive Plan, as described in “Compensation Discussion and Analysis—Long-Term, Equity-Based Incentives.” Unless otherwise indicated below, all performance shares and restricted stock units granted to named executive officers vest over a three-year period, at a rate of one-third upon each of the first, second and third anniversaries of the date of grant, or (in the case of performance shares only) on such later date as the Compensation Committee certifies achievement of the performance criteria.

(3)	Market value of shares or units of stock that have not vested or that have not yet been earned is computed by multiplying (i) $16.30, the closing price on the NASDAQ Global Select Market of Polycom common stock on December 30, 2011, the last business day of fiscal 2011, by (ii) the number of shares or units of stock.
(4)	The performance shares granted to Mr. Miller on August 4, 2009 were amended in June 2010 upon his promotion to President and CEO of Polycom. The remaining unvested shares are now subject to achievement of targets for Total Stockholder Return.
(5)	Reflects 20,000 restricted stock units scheduled to vest on the third anniversary of the grant date.
(6)	Any of Mr. Kourey’s outstanding vested stock options that are unexercised as of his May 7, 2012 termination date with Polycom will remain exercisable for one year from such date, in accordance with the Post-Termination Exercise Arrangement between Polycom and its Senior Executive Officers, as described under “Potential Payments upon Termination or Change of Control.”

2011 Option Exercises and Stock Vested

The following table presents information concerning each exercise of stock options and each vesting of stock during fiscal 2011 for each of the named executive officers. Share amounts reflect adjustments as a result of the 2-for-1 stock split in July 2011.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (1)
A. Miller	330,918	7,904,420
M. Kourey	122,546	2,992,455
S. Darwish	88,122	2,046,980
T. Newell	—	—
S. Ramakrishna	42,200	741,454

(1)	Reflects the market price of Polycom common stock on the vesting date.

Potential Payments Upon Termination or Change of Control

Termination or Change of Control Arrangements

2011 and 2004 Equity Incentive Plans

Certain equity awards, including options to purchase shares of Polycom common stock, performance shares and restricted stock units, held by the named executive officers and Polycom’s non-employee directors were granted under the 2011 Plan and the 2004 Plan (together, the “Equity Incentive Plans”). In the event of a change in control of Polycom, the successor corporation must assume the award, substitute an equivalent award, convert the award into an award to purchase the consideration received by the stockholders of Polycom or cancel the award after payment to the holder of the fair market value of the shares subject to the award, less the exercise price (if any). If there is no assumption, substitution, conversion or payment, such award will become fully vested and exercisable prior to the change in control.

In the event that the officer is terminated by Polycom for any reason other than cause or if such officer terminates employment for Good Reason (as defined below) within the 12 months following a change in control, each such officer’s awards will become fully vested and exercisable. In the event that a non-employee director is not asked to be a member of the board of directors of the successor corporation following a change in control, each such director’s awards will become fully vested and exercisable.

Executive Severance Plan

In February 2010, Polycom adopted an Executive Severance Plan (the “Severance Plan”), pursuant to which Polycom’s named executive officers and certain other executives are eligible to receive severance benefits. Generally, if a Severance Plan participant’s employment is terminated by Polycom other than for cause, death or disability, or the participant resigns for Good Reason, the Severance Plan provides for a lump sum severance payment equal to the participant’s base salary as then in effect plus target bonus in effect in the last fiscal year that ended prior to the termination date (for Mr. Miller, the payment is equal to 200% of annual base salary and target bonus), continued health benefits for up to one year and outplacement assistance. In order to receive severance benefits under the Severance Plan, a participant must execute a release of claims in favor of Polycom and agree to non-solicitation, non-disparagement and non-competition (if applicable) obligations for a period of one year following his or her termination.

Change of Control Severance Agreements

Polycom has entered into Change of Control Severance Agreements with certain of its senior executive officers, including the named executive officers, as well as entered into an Amended Change of Control Severance Agreement with Mr. Miller in 2010 upon his promotion to CEO (collectively, the “Change of Control Severance Agreements”). Under the terms of the Change of Control Severance Agreements, each senior executive officer is obligated to remain with Polycom for six (6) months following a Change of Control, subject to certain limitations. If, within twelve (12) months of a Change of Control (or within 24 months of a Change of Control for Mr. Miller and Mr. Kourey), an executive officer who is a party to one of these agreements is involuntarily terminated other than for cause or voluntarily terminates his or her employment for Good Reason, he or she will receive:

•	A lump-sum payment equal to 100% of annual base salary and target bonus (for Mr. Miller and Mr. Kourey the payment is equal to 200% of annual base salary and target bonus);

•

Continued coverage of employee benefits until the earlier of one year from the date of termination (for Mr. Miller and Mr. Kourey, coverage of such benefits extends until twenty-four (24) months from termination) or when he or she begins receiving comparable benefits from another employer;

•	Full vesting of, and the immediate right to exercise, such executive officer’s stock options;

•

Full vesting of performance shares subject to such executive officer’s performance share awards, if any, and the payment of such vested performance shares as soon as practicable following such executive officer’s date of termination; and

•

Full vesting of, and the immediate right to exercise, any other outstanding awards that may be issued under Polycom’s stock plans in addition to stock options and performance shares, as well as the lapsing of any restrictions on such awards and the determination that all performance goals or other vesting criteria related to such awards have been achieved at target levels and that all other terms and conditions of such awards have been satisfied.

If such executive officer’s employment is terminated for any other reason, he or she will receive severance or other benefits only to the extent he or she would be entitled to receive those benefits under Polycom’s then-existing severance or benefit plans or pursuant to any other written agreement. Mr. Kourey retired as an executive officer of Polycom effective February 20, 2012; therefore, his Change of Control Severance Agreement was superseded by a Separation Agreement dated February 8, 2012.

In 2009, the Compensation Committee approved the elimination of 280G gross-up provisions in the Change of Control Severance Agreements, and Polycom has continued the practice of not granting 280G gross-up provisions in any new Change of Control Severance Agreements.

Post-Termination Exercise Arrangements between Polycom and its Senior Executive Officers

In July 2003, the Compensation Committee of the Board of Directors approved for Polycom’s senior executive officers reporting under Section 16 of the Exchange Act, that in the event of (i) the involuntary termination of their employment without cause, (ii) the voluntary termination of their employment for Good Reason, or (iii) their retirement, such officers would have a twelve-month period in which to exercise stock options that are outstanding on the date of termination (to the extent exercisable on the date of termination.)

In the event of such officers’ involuntary termination without cause or voluntary termination for Good Reason, this twelve-month exercise period applies to:

•

Stock options outstanding as of the date of approval of this arrangement by the Compensation Committee that also have exercise prices above the fair market value of Polycom’s common stock on that date; and

•	Stock options granted on or after the date of approval of this arrangement by the Compensation Committee.

In the event of such officers’ retirement, this twelve-month exercise period applies only to stock options granted on or after the date of approval of this arrangement by the Compensation Committee.

Definitions of “Change of Control” and “Good Reason”

As defined in the Change of Control Severance Agreements, a “Change of Control” means:

•	The acquisition by any person of 50% or more of the total voting power of Polycom’s then outstanding voting securities;

•

A change in the composition of the Board of Directors during any two-year period, such that a majority consists of persons who are not either directors who were in office when the agreement was entered into or whose nominations were approved by a majority of the directors who were in office at the time of such nomination;

•

The consummation of a merger or consolidation involving Polycom where the outstanding securities of Polycom immediately prior to the merger or consolidation no longer represent at least 60% of the voting power of the surviving entity immediately after such merger or consolidation; or

•	The consummation of the sale or disposition of all or substantially all of Polycom’s assets.

With respect to the Equity Incentive Plans, “Good Reason” generally means without the employee’s written consent:

•	The employee being assigned by Polycom to duties that are substantially inconsistent with the employee being a senior executive of Polycom;

•	The Employee’s principal work location being moved more than 35 miles;

•	Polycom reducing the employee’s base salary by more than 10% (unless the base salaries of substantially all other senior executives of Polycom are similarly reduced); or

•

Polycom reducing the kind or level of benefits (not including base salary, target bonus or equity compensation) for which the employee is eligible (unless the level of benefits available to substantially all other senior executives of Polycom is similarly reduced).

With respect to the Change of Control Severance Agreements between Polycom and certain of its senior executive officers, “Good Reason” means the occurrence of any of the following without the employee’s written consent:

•

A material reduction of the employee’s duties, authority or responsibilities, relative to the employee’s duties, authority or responsibilities as in effect immediately prior to such reduction, or the assignment to the employee of such reduced duties, authority or responsibilities;

•	A substantial reduction of the facilities and perquisites (including office space and location) available to the employee immediately prior to such reduction;

•	A reduction by Polycom in the base compensation or target annual bonus opportunity of the employee as in effect immediately prior to such reduction;

•

A material reduction by Polycom in the kind or level of benefits to which the employee was entitled immediately prior to such reduction with the result that such employee’s overall benefits package is significantly reduced; or

•	The relocation of the employee to a facility or a location more than thirty-five (35) miles from such employee’s then present location.

In addition, for purposes of the Change of Control Severance Agreements only, (i) a material reduction in the employee’s title, relative to the employee’s title as in effect immediately prior to such reduction, or the assignment to the employee of such reduced title, will constitute good reason, and (ii) except for Mr. Miller, a reduction in duties, title, authority or responsibilities solely by virtue of Polycom being acquired and made part of a larger entity shall not by itself constitute grounds for a voluntary termination for good reason.

With respect to the Executive Severance Plan, “Good Reason” means the occurrence of any of the following without the employee’s written consent:

•

A material diminution by Polycom in the employee’s base pay as in effect immediately prior to such reduction; provided, however, that, a reduction of base pay that (combined with all prior reductions) totals twenty percent (20%) or less and also applies to substantially all other senior executives of Polycom will not constitute “Good Reason”; or

•	The relocation of the employee’s principal work location to a facility or a location more than thirty-five (35) miles from his or her prior location.

Estimated Payments Upon Termination or Change in Control

The following table provides information concerning the estimated payments and benefits that would be provided in the circumstances described above for each of the named executive officers. Payments and benefits are estimated assuming that the triggering event took place on the last business day of fiscal 2011 (December 30, 2011), and the price per share of Polycom’s common stock is the closing price on the NASDAQ Global Select Market as of that date ($16.30). There can be no assurance that a triggering event would produce the same or similar results as those estimated below if such event occurs on any other date or at any other price, of if any other assumption used to estimate potential payments and benefits is not correct. Due to the number of factors that affect the nature and amount of any potential payments or benefits, any actual payments and benefits may be different. Share amounts and closing price reflect adjustments as a result of the 2-for-1 stock split in July 2011.

Name	Type of Benefit (1)	Potential Payments Upon:
		Involuntary Termination Other Than For Cause		Voluntary Termination for Good Reason
		Not in Connection With a Change in Control ($) (2)	Within 12 (or 24) Months of Change in Control ($) (3)	Not in Connection With a Change in Control ($) (2)	Within 12 (or 24) Months of Change in Control ($) (3)
A. Miller	Cash Severance Payments	3,000,000	3,000,000	3,000,000	3,000,000
	Vesting Acceleration (4)	—	6,422,611	—	6,422,611
	Continued Coverage of Employee Benefits (5)	19,419	31,923	19,419	31,923
	Outplacement Assistance	9,500	—	9,500	—

	Total Termination Benefits (6):	3,028,919	9,454,534	3,028,919	9,454,534

M. Kourey (7)	Cash Severance Payments	830,592	1,661,184	830,592	1,661,184
	Vesting Acceleration (4)	—	2,146,694	—	2,146,694
	Continued Coverage of Employee Benefits (5)	19,419	33,705	19,419	33,705
	Outplacement Assistance	9,500	—	9,500	—

	Total Termination Benefits (6):	859,511	3,841,583	859,511	3,841,583

S. Darwish	Cash Severance Payments	702,975	702,975	702,975	702,975
	Vesting Acceleration (4)	—	1,425,142	—	1,425,142
	Continued Coverage of Employee Benefits (5)	19,419	15,962	19,419	15,962
	Outplacement Assistance	9,500	—	9,500	—

	Total Termination Benefits (6):	731,894	2,144,079	731,894	2,144,079

T. Newell	Cash Severance Payments	720,000	720,000	720,000	720,000
	Vesting Acceleration (4)	—	1,181,701	—	1,181,701
	Continued Coverage of Employee Benefits (5)	19,419	16,800	19,419	16,800
	Outplacement Assistance	9,500	—	9,500	—

	Total Termination Benefits (6):	748,919	1,918,501	748,919	1,918,501

S. Ramakrishna	Cash Severance Payments	756,000	756,000	756,000	756,000
	Vesting Acceleration (4)	—	1,580,448	—	1,580,448
	Continued Coverage of Employee Benefits (5)	10,807	10,241	10,807	10,241
	Outplacement Assistance	9,500	—	9,500	—

	Total Termination Benefits (6):	776,307	2,346,689	776,307	2,346,689

(1)	Reflects the terms of: (i) the Executive Severance Plan described above; (ii) the Change of Control Severance Agreements between Polycom and the executive officers; and (iii) the terms of the Equity Incentive Plans.
(2)	Reflects the terms of the Executive Severance Plan described above.
(3)	Reflects the terms of the Equity Incentive Plans and Change of Control Severance Agreements described above. Does not reflect any dollar value associated with the Post-Termination Exercise Arrangements between Polycom and its senior executive officers described above. Executive officers are obligated to remain with Polycom for six months following a change of control, subject to certain limitations. For Mr. Miller and Mr. Kourey, the triggering termination may occur within 24 months of a change of control.
(4)	Reflects the aggregate market value of unvested option grants with exercise prices less than $16.30 (“in-the-money options”) and full value awards, which includes performance shares and restricted stock units. For unvested in-the-money option grants, aggregate market value is computed by multiplying (i) the number of shares underlying unvested in-the-money options at December 31, 2011, by (ii) the difference between $16.30 and the exercise price of such in-the-money option. Does not reflect any market value for options with exercise prices in excess of $16.30. For performance shares, aggregate market value is computed by multiplying (i) the number of unvested shares at December 31, 2011 based upon the target outcome of the awards, by (ii) $16.30. For restricted stock units, aggregate market value is computed by multiplying (i) the number of unvested shares at December 31, 2011, by (ii) $16.30.
(5)	For terminations under the Change of Control Severance Agreements, assumes continued coverage of employee benefits at the amounts paid by Polycom for fiscal 2011 for health, dental, vision, long-term disability and life insurance coverage. For terminations under the Executive Severance Plan, assumes continued coverage of employee benefits at the amounts that would have been paid by Polycom for Combined Group Health COBRA premiums for fiscal 2011 for continued health, dental, vision and employee assistance program coverage.
(6)	In the event that the severance and other benefits provided would be subject to excise taxes imposed by Section 280G and Section 4999 of the Internal Revenue Code, such amount will either be delivered in full or reduced so as not to be subject to excise taxation, whichever amount is higher, pursuant to the terms of the Executive Severance Plan or Change of Control Severance Agreement.
(7)	Mr. Kourey retired as an executive officer of Polycom effective February 20, 2012. Mr. Kourey’s Change of Control Severance Agreement was superseded by a Separation Agreement dated February 8, 2012.

Separation Agreement—Michael R. Kourey

Effective February 20, 2012, Mr. Kourey retired as Polycom’s Executive Vice President, Finance and Administration and Chief Financial Officer. Mr. Kourey remained with Polycom until March 7, 2012 to assist in the transition of his responsibilities, and he will be available as an advisor to Polycom through May 7, 2012 (the “Termination Date”). In connection with Mr. Kourey’s retirement, he entered into a Separation Agreement dated February 8, 2012 (the “Separation Agreement”). The Separation Agreement confirms that Mr. Kourey will receive certain compensation and benefits under the terms of the Executive Severance Plan, including (i) a severance payment in the amount of $830,520, (ii) outplacement assistance valued at $9,500, (iii) one year of COBRA payment valued at approximately $21,152 and (iv) one year in which to exercise 60,000 shares of his outstanding stock option granted on February 21, 2007, which is fully vested and exercisable as of the Termination Date with an exercise price of $17.095 per share. The Separation Agreement also provides for Mr. Kourey to receive his earned second half fiscal 2011 bonus of $121,821 and continued base salary, benefits (to the extent he remains eligible), and vesting of his equity awards through the Termination Date.

Compensation of Directors

Compensation for Fiscal 2011

The following table provides information concerning the compensation paid by us to each of our non-employee directors for fiscal 2011 board service. Mr. Miller, who is an employee, does not receive additional compensation for his services as a director. Share amounts reflect adjustments as a result of the 2-for-1 stock split in July 2011.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1) (2)	All Other Compensation	Total ($)
Betsy S. Atkins	80,000	567,200	—	647,200
David G. DeWalt	105,000	567,200	—	672,200
John A. Kelley, Jr.	85,000	567,200	—	652,200
D. Scott Mercer	75,000	567,200	—	642,200
William A. Owens	60,000	567,200	—	627,200
Kevin T. Parker	80,000	567,200	—	647,200

(1)	Reflects the aggregate grant date fair value dollar amount computed in accordance with FASB ASC Topic 718. The assumptions used in the valuation of these awards are set forth in the notes to our consolidated financial statements, which are included in our Annual Report on Form 10-K for the year ended December 31, 2011, filed with the SEC on February 17, 2012. These amounts do not correspond to the actual value that may be recognized by the directors.
(2)	In fiscal 2011, each of our non-employee directors, received an award of 20,000 shares of restricted stock units, as adjusted for Polycom’s July 2011 stock split. These restricted stock units were granted on May 26, 2011, with a grant date fair value of $567,200.

As of December 31, 2011, the aggregate number of shares underlying stock awards and options outstanding for each of our non-employee directors was:

Name	Aggregate Number of Shares Underlying Stock Awards Outstanding	Aggregate Number of Shares Underlying Options Outstanding
Betsy S. Atkins	10,000	—
David G. DeWalt	10,000	170,000
John A. Kelley, Jr.	10,000	100,000
D. Scott Mercer	10,000	—
William A. Owens	10,000	95,000
Kevin T. Parker	10,000	—

Standard Director Compensation Arrangements

We use a combination of cash and equity compensation to attract and retain qualified candidates to serve on our board of directors. The Corporate Governance and Nominating Committee of the Board of Directors conducts a periodic review of director compensation and, if appropriate, recommends any changes in the type or amount of compensation to the Board of Directors. In reviewing director compensation, the Corporate Governance and Nominating Committee takes into consideration the compensation paid to non-employee directors of comparable companies, including competitive non-employee director compensation data and analyses prepared by Radford, a compensation consulting firm that the Corporate Governance and Nominating Committee engages directly for such purpose, and the specific duties and committee responsibilities of particular directors. In addition, the Compensation Committee may make recommendations or approve changes in director compensation in connection with the Compensation Committee’s administration and oversight of our Equity Incentive Plans. Any change in director compensation is approved by the Board of Directors. No changes were made to non-employee director compensation for fiscal 2011.

Cash Compensation

Non-employee directors receive annual cash fees for service on the board of directors and its various committees. The following table provides information regarding the amount of annual cash fees.

Position	Fees ($)
Member of the Board of Directors	45,000
Chairman of the Board	45,000
Audit Committee:
Chairman	35,000
Member	20,000
Compensation Committee:
Chairman	25,000
Member	15,000
Corporate Governance and Nominating Committee:
Chairman	20,000
Member	10,000

Equity Compensation

Each of our non-employee directors receives a grant of 20,000 restricted stock units on the date of each annual meeting of stockholders, provided that the non-employee director is re-elected at the annual meeting, which restricted stock units will vest in four equal quarterly installments over one year. In addition, upon joining the Board of Directors, a non-employee director will receive a pro rata portion of the annual 20,000 restricted stock unit grant, to be prorated based upon the number of months to be served by such director until our next annual meeting of stockholders and to vest in accordance with the same vesting schedule as the annual director grants. The restricted stock unit agreement for grants to non-employee directors also contains a voluntary termination provision that provides that in the event a director voluntarily terminates his or her service from the Board not less than six months after the grant date of such award, then such restricted stock unit award will fully vest on the date of the director’s termination from service. These equity awards will be granted pursuant to our 2011 Equity Incentive Plan.

See “Potential Payments Upon Termination or Change of Control—Termination or Change of Control Arrangements—2011 and 2004 Equity Incentive Plan” above for a description of potential acceleration of non-employee directors’ equity awards upon a change in control of Polycom.

Director Stock Ownership Guidelines

In November 2007, upon the recommendation of the Corporate Governance and Nominating Committee, the Board implemented stock ownership guidelines for Polycom’s non-employee directors. Pursuant to such guidelines, each non-employee director will be required to hold Polycom stock in an amount equal to three times the amount of the annual cash Board retainer of $45,000, or $135,000, with a timeline of five years for each non-employee director to meet such ownership guidelines or, as appropriate, five years from the date that a new non-employee director is appointed to the Board.

Other Arrangements

Non-employee directors also have their travel, lodging and related expenses associated with attending Board or Committee meetings and for participating in Board-related activities paid or reimbursed by Polycom.

Equity Compensation Plan Information

The following table summarizes the number of outstanding options, warrants and rights granted to employees and directors, as well as the number of securities remaining available for future issuance, under Polycom’s equity compensation plans as of December 31, 2011.

	(a)		(b)		(c)
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (#)		Weighted-average exercise price of outstanding options, warrants and rights ($)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a) (#)
Equity compensation plans approved by security holders	7,413,807	(1)	$11.40	(2)	28,878,546	(3)
Equity compensation plans not approved by security holders (4)	10,081		$1.21		—

Total	7,423,888				28,878,546

(1)	Includes 5,686,971 shares that may be issued under performance shares and restricted stock units at December 31, 2011.
(2)	Excludes 5,686,971 shares that may be issued under performance shares and restricted stock units as such awards are issuable for no consideration.
(3)	Includes 10,031,106 shares available for future issuance under the Employee Stock Purchase Plan.
(4)	Includes 9,481 shares available to be issued upon exercise of outstanding options with a weighted-average exercise price of $.75 related to certain outstanding options assumed under the ViVu 2008 Equity Incentive Plan in conjunction with Polycom’s acquisition of ViVu Inc. in October 2011. Also includes 600 shares available to be issued upon exercise of outstanding options with a weighted-average exercise price of $8.43 per share under Polycom’s 2001 Nonstatutory Stock Option Plan, which was not subject to stockholder approval. In 2001, the Board reserved 750,000 shares of Common Stock under the 2001 Nonstatutory Stock Option Plan for issuance of nonqualified stock options to employees of acquired companies and foreign-based employees ineligible for incentive stock options. Under the terms of the 2001 Nonstatutory Stock Option Plan, options were granted at prices not lower than fair market value at the date of grant as determined by the Board. Generally, options granted under the 2001 Nonstatutory Stock Option Plan expire seven years from the date of grant and are only exercisable upon vesting. Options granted under the 2001 Nonstatutory Stock Option Plan generally vest over a four-year period at the rate of one-fourth of the shares subject to the option vesting at the end of one year from the date of grant and 1/48th vesting each month thereafter. Upon cessation of service to Polycom, the optionee will generally have a limited period of time in which to exercise his or her outstanding options that are vested at that time; however, in the event of an optionee’s death or disability, the optionee or designated beneficiary will generally have 12 months to exercise vested outstanding options. In the event that Polycom is acquired by merger or asset sale, the vesting of each outstanding option under the 2001 Nonstatutory Stock Option Plan that is not to be assumed by the successor corporation will automatically accelerate in full, and all unvested shares will immediately vest. The Board terminated the 2001 Nonstatutory Stock Option Plan in February 2005, and no further options will be granted thereunder.

As of March 15, 2012, there were 1,542,606 shares subject to issuance upon exercise of outstanding options under all of our equity compensation plans referred to in the table above, at a weighted average exercise price of $11.53, and with a weighted average remaining life of 1.62 years. In addition, as of March 15, 2012, there were a total of 6,984,849 shares subject to outstanding performance shares and restricted stock units that remain subject to vesting and/or forfeiture. As of such date, 13,772,621 shares remained available for future issuance under those plans.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

In accordance with our Code of Business Ethics and Conduct, our Related Person Transaction Approval Policy and Guidelines and the charter for the Audit Committee of the Board of Directors, our Audit Committee reviews and approves in advance in writing any proposed related person transactions.

For purposes of these procedures, “related person” and “transaction” have the meanings contained in Item 404 of Regulation S-K.

The individuals and entities that are considered “related persons” include:

•	Directors, nominees for director and executive officers of Polycom;

•	Any person known to be the beneficial owner of five percent or more of Polycom’s common stock (a “5% Stockholder”); and

•	Any immediate family member, as defined in Item 404(a) of Regulation S-K, of a director, nominee for director, executive officer and 5% Stockholder.

In accordance with our Related Person Transaction Approval Policy and Guidelines, the Audit Committee must review and approve all transactions in which (i) Polycom or one of its subsidiaries is a participant, (ii) the amount involved exceeds $120,000 and (iii) a related person has a direct or indirect material interest, unless such transactions are otherwise excluded as disclosable transactions pursuant to Item 404 of Regulation S-K. Additionally, the Audit Committee must approve all transactions, regardless of size or materiality, involving the hiring of an immediate family member or entity substantially owned or controlled by an immediate family member of a director, nominee for director, executive officer or 5% stockholder. Polycom requires that each related person promptly notify Polycom’s General Counsel and Chief Financial Officer of any interest that such party has in a transaction. If the General Counsel or Chief Financial Officer determines that the proposed transaction requires Audit Committee approval in accordance with the Related Person Transaction Approval Policy and Guidelines, the matter is referred to the Audit Committee for review.

In assessing a related person transaction brought before it for approval the Audit Committee considers, without limitation: the commercial reasonableness of the transaction, whether the transaction was undertaken in the ordinary course of business, how the transaction was initiated, the purpose and potential benefits and materiality of the transaction to Polycom, the dollar value of the transaction, the extent to which the related person has an interest in the transaction, whether the transaction has an impact on any non-employees director’s independence, actual or apparent conflicts of interest as a result of the transaction and any other factors deemed relevant by the Audit Committee. The Audit Committee may then approve, ratify, rescind or take other action with respect to the transaction in its discretion.

Any material related person transaction will be disclosed in the applicable SEC filing as required by the rules of the SEC. There were no disclosable related person transactions since the beginning of our last fiscal year.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under Section 16 of the Exchange Act, Polycom’s directors, executive officers and any persons holding more than 10% of the Polycom’s common stock are required to report initial ownership of the Polycom common stock and any subsequent changes in ownership to the SEC. Specific due dates have been established by the SEC, and Polycom is required to disclose in this proxy statement any failure to file required ownership reports by these dates. Based solely upon the copies of Section 16(a) reports that Polycom received from such persons for their transactions during fiscal 2011, and the written representations received from certain of such persons that no reports were required to be filed for them during fiscal 2011, Polycom is aware of no late Section 16(a) filings.

OWNERSHIP OF SECURITIES

The following table sets forth certain information regarding the beneficial ownership of Polycom’s common stock (on post-split adjusted basis), as of March 15, 2012, for the following:

•	each person (or group of affiliated persons) who is known by us to beneficially own 5% of the outstanding shares of our common stock;

•	each of our non-employee directors;

•	each of our executive officers named in the Summary Compensation Table of this proxy statement; and

•	all directors and current executive officers of Polycom as a group.

5% Stockholders, Directors and Officers (1)	Shares Beneficially Owned (#) (2)	Percentage Beneficially Owned (%) (2)
5% Stockholders:
FMR LLC (3)	26,570,802	14.91%
BlackRock, Inc. (4)	16,529,535	9.27%
Macquarie Group Limited (5)	15,593,801	8.75%

Non-Employee Directors:
Betsy S. Atkins	15,000	*
David G. DeWalt (6)	256,420	*
John A. Kelley, Jr. (7)	166,970	*
D. Scott Mercer	48,350	*
William A. Owens (8)	146,898	*
Kevin T. Parker	63,210	*

Named Executive Officers:
Andrew M. Miller (9)	347,964	*
Michael R. Kourey (10)	314,691	*
Sayed M. Darwish	50,828	*
Tracey E. Newell	—	*
Sudhakar Ramakrishna	10,924	*
All directors and current executive officers as a group (12 persons) (11)	1,137,378	*

*	Represents less than 1% of the total.
(1)	Unless otherwise indicated in the table, the address for each listed person is c/o Polycom, Inc., 4750 Willow Road, Pleasanton, California 94588.
(2)	The number and percentage of shares beneficially owned is determined under rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within 60 days of March 15, 2012, through the exercise of any stock option or other right. Unless otherwise indicated in the footnotes, each person has sole voting and investment power (or shares such powers with his or her spouse) with respect to the shares shown as beneficially owned. Percentage beneficially owned is based on 178,261,259 shares of common stock outstanding on March 15, 2012.
(3)	The address of FMR LLC is 82 Devonshire Street, Boston, MA 02109. This information was obtained from a filing made with the SEC pursuant to Section 13(g) of the Exchange Act on February 14, 2012.
(4)

Includes shares held by the following investment advisors which are subsidiaries of BlackRock, Inc: (i) BlackRock Japan Co. Ltd., (ii) BlackRock Advisors (UK) Limited, (iii) BlackRock Institutional Trust Company, N.A., (iv) BlackRock Fund Advisors, (v) BlackRock Asset Management Canada Limited, (vi) BlackRock Asset Management Australia Limited, (vii) BlackRock Advisors, LLC , (viii) BlackRock

Investment Management, LLC, (ix) BlackRock Investment Management (Australia) Limited, (x) BlackRock (Luxembourg) S.A., (xi) BlackRock International Ltd and (xii) BlackRock Investment Management (UK) Limited. The address of BlackRock, Inc. is 40 East 52nd Street, New York, NY 10022. This information was obtained from a filing made with the SEC pursuant to Section 13(g) of the Exchange Act on February 9, 2012.

(5)	Includes shares held by the following subsidiaries of Macquarie Group Limited: (1) Macquarie Bank Limited, (ii) Delaware Management Holdings, Inc. and (iii) Delaware Management Business Trust. The address of Macquarie Group Limited is No. 1 Martin Place Sydney, New South Wales, Australia. This information was obtained from a filing made with the SEC pursuant to Section 13(g) of the Exchange Act on February 10, 2012.
(6)	Includes 170,000 shares subject to options that are exercisable within 60 days of March 15, 2012.
(7)	Includes 100,000 shares subject to options that are exercisable within 60 days of March 15, 2012.
(8)	Includes 95,000 shares subject to options that are exercisable within 60 days of March 15, 2012.
(9)	Includes (i) 111,666 shares subject to options that are exercisable within 60 days of March 15, 2012, (ii) 12,500 shares subject to restricted stock units that are scheduled to vest within 60 days of March 15, 2012 and (iii) up to a maximum of 11,550 shares subject to performance shares that may be issued within 60 days of March 15, 2012 if certain performance goals are achieved.
(10)	Mr. Kourey resigned as an executive officer of Polycom on February 20, 2012 but is serving as an advisor to Polycom until May 7, 2012. Mr. Kourey’s shares include (i) 60,000 shares subject to options that are exercisable within 60 days of March 15, 2012, (ii) 8,334 shares subject to restricted stock units that are scheduled to vest within 60 days of March 15, 2012 and (iii) 6,500 shares subject to performance shares that are scheduled to vest within 60 days of March 15, 2012.
(11)	Includes (i) 485,000 shares subject to options that are exercisable within 60 days of March 15, 2012, (ii) 12,500 shares subject to restricted stock units that can vest within 60 days of March 15, 2012 and (iii) up to a maximum of 11,550 shares subject to performance shares that may be issued within 60 days of March 15, 2012 if certain performance goals are achieved.

AUDIT COMMITTEE REPORT

The Audit Committee assists the Board of Directors in fulfilling its responsibilities for oversight of the integrity of Polycom’s financial statements, our internal accounting and financial controls, our compliance with legal and regulatory requirements, the organization and performance of our internal audit function and the qualifications, independence and performance of our independent registered public accounting firm.

The management of Polycom is responsible for establishing and maintaining internal controls and for preparing Polycom’s consolidated financial statements. The independent registered public accounting firm is responsible for auditing the financial statements. It is the responsibility of the Audit Committee to oversee these activities.

The Audit Committee has:

•	Reviewed and discussed the audited financial statements with Polycom management and with PricewaterhouseCoopers LLP, Polycom’s independent registered public accounting firm;

•

Discussed with PricewaterhouseCoopers LLP the matters required to be discussed by the Statement on Auditing Standards No. 61, Communications with Audit Committees, as amended, and as adopted by the Public Company Accounting Oversight Board;

•

Discussed with Polycom management, Polycom Internal Audit, and PricewaterhouseCoopers LLP the evaluation of Polycom’s internal controls and the audit of the effectiveness of Polycom’s internal control over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act of 2002; and

•

Received the written disclosures and the letter from PricewaterhouseCoopers LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding PricewaterhouseCoopers LLP’s communications with the Audit Committee concerning independence and has discussed with PricewaterhouseCoopers LLP their independence.

Based upon these discussions and review, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in Polycom’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011 for filing with the U.S. Securities and Exchange Commission.

Respectfully submitted by the members of the Audit Committee of the Board of Directors

Kevin T. Parker (Chairman)

John A. Kelley, Jr.

D. Scott Mercer

OTHER MATTERS

Polycom knows of no other matters to be submitted at the 2012 Annual Meeting. If any other matters properly come before the 2012 Annual Meeting, it is the intention of the persons named in the proxy card to vote the shares they represent as the Board of Directors may recommend. Discretionary authority with respect to such other matters is granted by the execution of the proxy, whether through telephonic or Internet voting or, alternatively, by using a paper copy of the proxy card that has been requested.

It is important that your shares be represented at the 2012 Annual Meeting, regardless of the number of shares that you hold. You are, therefore, urged to vote by telephone or by using the Internet as instructed on the proxy card or, if so requested, by executing and returning, at your earliest convenience, the requested proxy card in the envelope that will have been provided.

THE BOARD OF DIRECTORS

Pleasanton, California

April 9, 2012

APPENDIX A

POLYCOM, INC.

PERFORMANCE BONUS PLAN

(As Amended and Restated July 1, 2012)

SECTION 1 BACKGROUND, PURPOSE AND DURATION

1.1 Effective Date. Polycom, Inc., hereby amends and restates the Plan effective as of July 1, 2012 (the “Effective Date”). The Plan previously was amended and restated effective as of November 6, 2007, and was approved by an affirmative vote of the holders of a majority of the Shares that were present in person or by proxy and entitled to vote at the 2007 Annual Meeting of Stockholders of the Company.

1.2 Purpose of the Plan. The Plan is intended to increase stockholder value and the success of the Company by motivating Participants (1) to perform to the best of their abilities, and (2) to achieve the Company’s objectives. The Plan’s goals are to be achieved by providing Participants with the opportunity to earn incentive awards for the achievement of goals relating to the performance of the Company. The Plan is intended to permit the payment of bonuses that qualify as performance-based compensation under Section 162(m) of the Code.

SECTION 2 DEFINITIONS

The following words and phrases will have the following meanings unless a different meaning is plainly required by the context:

2.1 “Actual Award” means as to any Performance Period, the actual award (if any) payable to a Participant for the Performance Period. Each Actual Award is determined by the Payout Formula for the Performance Period, subject to the Committee’s authority under Section 3.6 to eliminate or reduce the award otherwise determined by the Payout Formula.

2.2 “Affiliate” means any corporation or other entity (including, but not limited to, partnerships and joint ventures) controlled by the Company.

2.3 “Base Salary” means as to any Performance Period, the Participant’s earned salary during the Performance Period. Such Base Salary will be before both (a) deductions for taxes or benefits, and (b) deferrals of compensation pursuant to Company-sponsored plans and Affiliate-sponsored plans.

2.4 “Board” means the Board of Directors of the Company.

2.5 “Cash Flow” means as to any Performance Period, cash generated from operating activities.

2.6 “Code” means the Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code or regulation thereunder will include such section or regulation, any valid regulation promulgated thereunder, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

2.7 “Committee” means the committee appointed by the Board (pursuant to Section 5.1) to administer the Plan. As of the Effective Date, the Compensation Committee of the Board will serve as the Committee.

2.8 “Company” means Polycom, Inc., a Delaware corporation, or any successor thereto.

2.9 “Customer Satisfaction” means as to any Performance Period, the objective and measurable goals approved by the Committee that relate to fulfillment of customer expectations and/or attainment of customer ratings.

2.10 “Determination Date” means the latest possible date that will not jeopardize a Target Award or Actual Award’s qualification as performance-based compensation under Section 162(m) of the Code.

2.11 “Disability” means a permanent disability in accordance with a policy or policies established by the Committee (in its discretion) from time to time.

2.12 “Employee” means any employee of the Company or of an Affiliate, whether such employee is so employed at the time the Plan is adopted or becomes so employed subsequent to the adoption of the Plan.

2.13 “Financial Efficiency” means as to any Performance Period, the percentage equal to Profit for the Performance Period, divided by a financial metric determined by the Committee (for example, but not by way of limitation, stockholders’ equity or Revenue).

2.14 “Fiscal Quarter” means a fiscal quarter within a Fiscal Year of the Company.

2.15 “Fiscal Year” means the fiscal year of the Company.

2.16 “Margin” means as to any Performance Period, Revenue less operating expenses, divided by Revenue.

2.17 “Maximum Award” means as to any Participant during any period of three (3) consecutive Fiscal Years, $10 million.

2.18 “Participant” means as to any Performance Period, an Employee who has been selected by the Committee for participation in the Plan for that Performance Period.

2.19 “Payout Formula” means as to any Performance Period, the formula or payout matrix established by the Committee pursuant to Section 3.4 in order to determine the Actual Awards (if any) to be paid to Participants. The formula or matrix may differ from Participant to Participant.

2.20 “Performance Goals” means the goal(s) (or combined goal(s)) determined by the Committee (in its discretion) to be applicable to a Participant for a Target Award for a Performance Period. As determined by the Committee, the Performance Goals for any Target Award applicable to a Participant may provide for a targeted level or levels of achievement using one or more of the following measures: (a) Cash Flow, (b) Customer Satisfaction, (c) Financial Efficiency, (d) Margin, (e) Product Quality, (f) Product Unit Sales, (g) Profit, and (h) Revenue. Performance Goals may differ from Participant to Participant, Performance Period to Performance Period and from award to award. Any Performance Goal used may be measured (1) in absolute terms, (2) in combination with another Performance Goal or Goals (for example, but not by way of limitation, as a ratio or matrix), (3) in relative terms (including, but not limited to, as compared to results for other periods of time, against financial metrics and/or against another company, companies or an index or indices), (4) on a per-share or per-capita basis, (5) against the performance of the Company as a whole or a specific business unit(s), business segment(s) or product(s) of the Company, and/or (6) on a pre-tax or after-tax basis. Prior to the Determination Date, the Committee, in its discretion, will determine whether any significant element(s) or item(s) will be included in or excluded from the calculation of any Performance Goal with respect to any Participants (for example, but not by way of limitation, the effect of mergers and acquisitions). As determined in the discretion of the Committee prior to the Determination Date, achievement of Performance Goals for a particular Award may be calculated in accordance with the Company’s financial statements, prepared in accordance with generally accepted accounting principles, or as adjusted for certain costs, expenses, gains and losses to provide non-GAAP measures of operating results.

2.21 “Performance Period” means any Fiscal Year or such other period longer or shorter than a Fiscal Year but not shorter than a Fiscal Quarter or longer than three Fiscal Years, as determined by the Committee in its sole discretion.

2.22 “Plan” means the Polycom, Inc. Performance Bonus Plan, as set forth in this instrument and as hereafter amended from time to time.

2.23 “Product Quality” means as to any Performance Period, the objective and measurable goals approved by the Committee for the design, creation or manufacture of products that conform to design specifications or requirements and/or that do not exceed specified defect levels.

2.24 “Product Unit Sales” means as to any Performance Period, the number of product units sold to third parties.

2.25 “Profit” means as to any Performance Period, income.

2.26 “Progress Payment” means a portion of the Target Award or Actual Award for which the Committee has determined in accordance with Section 3.6 has been earned by the Participant as of the end of the Progress Period based on achievement of the applicable Performance Goals and thereby may be paid to the Participant during the Performance Period.

2.27 “Progress Period” means a period shorter than and within the Performance Period for which a Progress Payment may be made.

2.28 “Retirement” means with respect to any Participant, a Termination of Employment occurring in accordance with a policy or policies established by the Committee (in its discretion) from time to time.

2.29 “Revenue” means as to any Performance Period, net revenues generated from third parties.

2.30 “Target Award” means the target award payable under the Plan to a Participant for the Performance Period, expressed as a percentage of his or her Base Salary, a specific dollar amount or a result of a formula or formulas, as determined by the Committee in accordance with Section 3.3.

2.31 “Termination of Employment” means a cessation of the employee-employer relationship between an Employee and the Company or an Affiliate for any reason, including, but not by way of limitation, a termination by resignation, discharge, death, Disability, Retirement, or the disaffiliation of an Affiliate, but excluding any such termination where there is a simultaneous reemployment by the Company or an Affiliate.

SECTION 3 SELECTION OF PARTICIPANTS AND DETERMINATION OF AWARDS

3.1 Selection of Participants. The Committee, in its sole discretion, will select the Employees who will be Participants for any Performance Period. The Committee, in its sole discretion, also may designate as Participants one or more individuals (by name or position) who are expected to become Employees during a Performance Period. Participation in the Plan is in the sole discretion of the Committee, and will be determined on a Performance Period by Performance Period basis. Accordingly, an Employee who is a Participant for a given Performance Period in no way is guaranteed or assured of being selected for participation in any subsequent Performance Period.

3.2 Determination of Performance Goals. The Committee, in its sole discretion, will establish the Performance Goals for each Participant for the Performance Period. Such Performance Goals will be set forth in writing.

3.3 Determination of Target Awards. The Committee, in its sole discretion, will establish a Target Award for each Participant. Each Participant’s Target Award will be determined by the Committee in its sole discretion, and each Target Award will be set forth in writing.

3.4 Determination of Payout Formula or Formulae. The Committee, in its sole discretion, will establish a Payout Formula or Formulae for purposes of determining the Actual Award (if any) payable to each Participant. Each Payout Formula will (a) be in writing, (b) be based on a comparison of actual performance to the Performance Goals, (c) provide for the payment of a Participant’s Target Award if the Performance Goals for the Performance Period are achieved at the predetermined level, and (d) provide for the payment of an Actual Award greater than or less than the Participant’s Target Award, depending upon the extent to which actual performance exceeds or falls below the Performance Goals. Notwithstanding the preceding, in no event will a Participant’s Actual Award(s) for any three consecutive Fiscal Year periods exceed the Maximum Award.

3.5 Date for Determinations. The Committee will make all determinations under Sections 3.1 through 3.4 on or before the Determination Date.

3.6 Determination of Actual Awards. After the end of each Performance Period or, to the extent Progress Payments will be made, after the end of the Progress Period, the Committee will certify in writing (for example, in its meeting minutes) the extent to which the Performance Goals applicable to each Participant for the Performance Period or Progress Period, as applicable, were achieved or exceeded, as determined by the Committee. The Actual Award for each Participant will be determined by applying the Payout Formula to the level of actual performance that has been certified in writing by the Committee. Notwithstanding any contrary provision of the Plan, the Committee, in its sole discretion, may (a) eliminate or reduce the Actual Award payable to any Participant below that which otherwise would be payable under the Payout Formula, and (b) determine whether or not any Participant will receive an Actual Award in the event the Participant incurs a Termination of Employment prior to the date the Actual Award is to be paid pursuant Section 4.2 below.

SECTION 4 PAYMENT OF AWARDS

4.1 Right to Receive Payment. Each Actual Award that may become payable under the Plan will be paid solely from the general assets of the Company or the Affiliate that employs the Participant (as the case may be), as determined by the Committee. Nothing in this Plan will be construed to create a trust or to establish or evidence any Participant’s claim of any right to payment of an Actual Award other than as an unsecured general creditor with respect to any payment to which he or she may be entitled.

4.2 Timing of Payment. Subject to Section 3.6, payment of each Actual Award will be made as soon as administratively practicable, but in no event later than two and one-half months after the end of the applicable Performance Period or Progress Period.

4.3 Form of Payment. Each Actual Award will be paid in cash (or its equivalent) in a single lump sum.

4.4 Payment in the Event of Death. If a Participant dies prior to the payment of an Actual Award (determined under Section 3.6) that was scheduled to be paid to him or her prior to death for a prior Performance Period, the Award will be paid to his or her designated beneficiary or, if no beneficiary has been designated, to his or her estate.

SECTION 5

ADMINISTRATION

5.1 Committee is the Administrator. The Plan will be administered by the Committee. The Committee will consist of not less than two (2) members of the Board. The members of the Committee will be appointed from time to time by, and serve at the pleasure of, the Board. Each member of the Committee will qualify as an “outside director” under Section 162(m) of the Code. If it is later determined that one or more members of the Committee do not so qualify, actions taken by the Committee prior to such determination will be valid despite such failure to qualify. Any member of the Committee may resign at any time by notice in writing mailed or delivered to the Secretary of the Company.

5.2 Committee Authority. It will be the duty of the Committee to administer the Plan in accordance with the Plan’s provisions. The Committee will have all powers and discretion necessary or appropriate to administer the Plan and to control its operation, including, but not limited to, the power to (a) determine which Employees will be granted awards, (b) prescribe the terms and conditions of awards, (c) interpret the Plan and the awards, (d) adopt such procedures and subplans as are necessary or appropriate to permit participation in the Plan by Employees who are foreign nationals or employed outside of the United States, (e) adopt rules for the administration, interpretation and application of the Plan as are consistent therewith, and (f) interpret, amend or revoke any such rules.

5.3 Decisions Binding. All interpretations, determinations and decisions made by the Committee, the Board, and any delegate of the Committee pursuant to the provisions of the Plan will be final, conclusive, and binding on all persons, and will be given the maximum deference permitted by law.

5.4 Delegation by the Committee. The Committee, in its sole discretion and on such terms and conditions as it may provide, may delegate all or part of its authority and powers under the Plan to one or more directors and/or officers of the Company; provided, however, that the Committee may not delegate its authority and/or powers with respect to awards that are intended to qualify as performance-based compensation under Section 162(m) of the Code.

SECTION 6

GENERAL PROVISIONS

6.1 Tax Withholding. The Company or an Affiliate, as determined by the Committee, will withhold all applicable taxes from any Actual Award, including any federal, state, local and other taxes.

6.2 No Effect on Employment. Nothing in the Plan will interfere with or limit in any way the right of the Company or an Affiliate, as applicable, to terminate any Participant’s employment or service at any time, with or without cause. For purposes of the Plan, transfer of employment of a Participant between the Company and any one of its Affiliates (or between Affiliates) will not be deemed a Termination of Employment. Employment with the Company and its Affiliates is on an at-will basis only. The Company expressly reserves the right, which may be exercised at any time and without regard to when during or after a Performance Period such exercise occurs, to terminate any individual’s employment with or without cause, and to treat him or her without regard to the effect which such treatment might have upon him or her as a Participant.

6.3 Participation. No Employee will have the right to be selected to receive an award under this Plan, or, having been so selected, to be selected to receive a future award.

6.4 Indemnification. Each person who is or will have been a member of the Committee, or of the Board, will be indemnified and held harmless by the Company against and from (a) any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan or any award, and (b) from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such claim, action, suit, or proceeding against him or her, provided he or she will give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification will not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Certificate of Incorporation or Bylaws, by contract, as a matter of law, or otherwise, or under any power that the Company may have to indemnify them or hold them harmless.

6.5 Successors. All obligations of the Company and any Affiliate under the Plan, with respect to awards granted hereunder, will be binding on any successor to the Company and/or such Affiliate, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business or assets of the Company or such Affiliate.

6.6 Beneficiary Designations.

a) Designation. Each Participant may, pursuant to such uniform and nondiscriminatory procedures as the Committee may specify from time to time, designate one or more Beneficiaries to receive any Actual Award payable to the Participant at the time of his or her death. Notwithstanding any contrary provision of this Section 6.6 will be operative only after (and for so long as) the Committee determines (on a uniform and nondiscriminatory basis) to permit the designation of Beneficiaries.

b) Changes. A Participant may designate different Beneficiaries (or may revoke a prior Beneficiary designation) at any time by delivering a new designation (or revocation of a prior designation) in like manner. Any designation or revocation will be effective only if it is received by the Committee. However, when so received, the designation or revocation will be effective as of the date the designation or revocation is executed (whether or not the Participant still is living), but without prejudice to the Committee on account of any payment made before the change is recorded. The last effective designation received by the Committee will supersede all prior designations.

c) Failed Designation. If the Committee does not make this Section 6.6 operative or if Participant dies without having effectively designated a Beneficiary, the Participant’s Account will be payable to the general beneficiary shown on the records of the Employer. If no Beneficiary survives the Participant, the Participant’s Account will be payable to his or her estate.

6.7 Nontransferability of Awards. No award granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will, by the laws of descent and distribution, or to the limited extent provided in Section 6.6. All rights with respect to an award granted to a Participant will be available during his or her lifetime only to the Participant.

6.8 Deferrals. The Committee, in its sole discretion, may permit a Participant to defer receipt of the payment of cash that would otherwise be delivered to a Participant under the Plan. Any such deferral elections will be subject to such rules and procedures as will be determined by the Committee in its sole discretion. Unless otherwise expressly determined by the Committee, the rules and procedures for any deferral elections and deferrals will be designed to comply with Section 409A of the Code.

6.9 Section 409A. It is intended that all bonuses payable under this Plan will be exempt from the requirements of Section 409A pursuant to the “short-term deferral” exemption or, in the alternative, will comply with the requirements of Section 409A so that none of the payments and benefits to be provided under this Plan will be subject to the additional tax imposed under Section 409A, and any ambiguities or ambiguous terms herein will be interpreted to so comply or be exempt. Each payment and benefit payable under this Plan is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations. The Company may, in good faith and without the consent of any Participant, make any amendments to this Plan and take such reasonable actions which it deems necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition under Section 409A prior to actual payment to the Participant.

SECTION 7 AMENDMENT, TERMINATION AND DURATION

7.1 Amendment, Suspension or Termination. The Board or the Committee, each in its sole discretion, may amend or terminate the Plan, or any part thereof, at any time and for any reason. The amendment, suspension or termination of the Plan will not, without the consent of the Participant, alter or impair any rights or obligations under any Target Award theretofore granted to such Participant. No award may be granted during any period of suspension or after termination of the Plan.

7.2 Duration of the Plan. The Plan will commence on the date specified herein, and subject to Section 7.1 (regarding the Board or the Committee’s right to amend or terminate the Plan), will remain in effect thereafter.

SECTION 8 LEGAL CONSTRUCTION

8.1 Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also will include the feminine; the plural will include the singular and the singular will include the plural.

8.2 Severability. In the event any provision of the Plan will be held illegal or invalid for any reason, the illegality or invalidity will not affect the remaining parts of the Plan, and the Plan will be construed and enforced as if the illegal or invalid provision had not been included.

8.3 Requirements of Law. The granting of awards under the Plan will be subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

8.4 Governing Law. The Plan and all awards will be construed in accordance with and governed by the laws of the State of California, but without regard to its conflict of law provisions.

8.5 Captions. Captions are provided herein for convenience only, and will not serve as a basis for interpretation or construction of the Plan.

POLYCOM (R) IMPORTANT ANNUAL MEETING INFORMATION 000004 ENDORSEMENT_LINE MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 C123456789 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext Electronic Voting Instructions Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Time, on May 23, 2012. Go to www.envisionreports.com/PLCM Or scan the QR code with your smartphone Follow the steps outlined on the secure website Vote by telephone Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone Follow the instructions provided by the recorded message Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. x Annual Meeting Proxy Card 1234 5678 9012 345 IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 through 4. Election of Directors: - Andrew M. Miller - John A. Kelley, Jr. - Kevin T. Parker For Against Abstain 02 - Betsy S. Atkins 05 - D. Scott Mercer For Against Abstain For Against Abstain + 03 - David G. DeWalt 06 - William A. Owens For Against Abstain 2. Approval Bonus Plan. of Polycom’s Amended and Restated Performance 4. Ratification LLP as Polycom’s of the appointment independent of registered PricewaterhouseCoopers public accounting firm for the fiscal year ending December 31, 2012. 3. Advisory officer compensation. vote to approve named executive 5. To before transact the meeting such other or any business adjournment as may thereof. properly come For Against Abstain B Non-Voting Items Change of Address — Please print new address below. C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below should This Proxy so indicate should.be dated, signed by the stockholder(s) exactly as his or her name(s) appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. C 1234567890 J N T 7 3 A M 1 3 7 1 3 3 1 MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND 01GKFB

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Proxy — Polycom, Inc. ANNUAL MEETING OF STOCKHOLDERS, MAY 24, 2012 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF POLYCOM, INC. PROXY - The undersigned stockholder of Polycom, Inc., a Delaware corporation, hereby acknowledges receipt of the 2011 Annual Report, along with the Notice of Annual Meeting of Stockholders and the Proxy Statement, dated April 9, 2012, for the Annual Meeting of Stockholders of Polycom, Inc. to be held on May 24, 2012 at 10:00 a.m., local time, at Polycom’s Executive Briefing Center in Santa Clara, California and, revoking all prior proxies, hereby appoints Andrew M. Miller and Sayed M. Darwish, and each of them, as proxies and attorneys-in-fact, each with full power of substitution, and to represent and to vote, as designated on the reverse side, all shares of common stock of Polycom, Inc. held of record by the undersigned on March 30, 2012 at the Annual Meeting to be held on May 24, 2012, or any postponement or adjournment thereof. The Board of Directors recommends a vote FOR the election of the director nominees listed on the reverse side and FOR proposals 2 through 4. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED STOCKHOLDER(S). IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE DIRECTOR NOMINEES LISTED ON THE REVERSE SIDE AND FOR THE PROPOSALS IN ITEMS 2 THROUGH 4. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING. If you vote by telephone or the Internet, please DO NOT mail back this proxy card. Printed on recycled paper